EXHIBIT 10.1

      DATED                                      1997
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      (1)   TRIDEX CORPORATION

      (2)   CASH BASES GROUP LIMITED

       --------------------------------------------------------------------

                          AGREEMENT for the sale of the
                      whole of the issued share capital of
                             Cash Bases G.B. Limited
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                                 CAMERON McKENNA
                                  Sceptre Court
                                  40 Tower Hill
                                     London
                                    EC3N 4BB

                               Tel: 0171-367 3000
                               Fax: 0171-367 2000

                                  (DLB/416133)

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

                                      INDEX

Clause        Heading                                             Page No
------        -------                                             -------
1.            Interpretation                                         8
2.            Sale of Shares and purchase consideration             11
3.            Completion                                            12
4.            Warranties                                            15
5.            Set-off rights                                        18
6.            Release of guarantees and indemnities                 19
7.            Restrictive covenants                                 19
8.            Information                                           20
9.            General                                               21
10.           Notices                                               22
11.           Agent for Service                                     22
12.           Conditions Precedent                                  23
13.           Receivables                                           23

Schedule      Contents                                            Page No
--------      --------                                            -------
1A            Part 1 - Details of the Company                       25
              Part 2 - Details of the Subsidiaries                  26
1B            Details of Management Team                            33
2             Tax Deed                                              34
3             Warranties                                            47
4             Details of Property                                   56
5             Deferred Consideration                                57
6             Escrow Account                                        63


                                       7
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THIS AGREEMENT is made the       day of May 1997
BETWEEN:

(1) TRIDEX CORPORATION a company incorporated under the laws of the State of Connecticut whose principal place of business is at 61 Wilton Road, Westport CT 06880 USA ("Seller"); and

(2) CASH BASES GROUP LIMITED a company registered in England under number 3346539 whose registered office is at Ranalah Estate New Road Newhaven East Sussex BN9 0EH ("Buyer") (which expression shall include its successors and assigns)).

NOW IT IS HEREBY AGREED as follows:

1.    Interpretation

1.1 Unless the context otherwise requires the following definitions shall apply throughout this agreement:

      "Accounts" means the audited consolidated balance sheet of the Company and its subsidiaries as at the Accounts Date and the audited consolidated profit and loss account of the Company and its subsidiaries for the year ended on that date together with the notes thereto and the report of the directors in respect of that period

      "Accounts Date" means 31st December 1996

      "agreed form" means a form agreed by the Seller and the Buyer and initialled by, or on behalf of, the Seller and the Buyer

      "associate" means any associate or associated company, as such terms are respectively defined in sections 417 and 416 Taxes Act provided always that references to an associate of the Seller shall exclude reference to any group company

      "Buyer's Solicitors" means Cameron Markby Hewitt (ref DLB/AL) Sceptre Court 40 Tower Hill London EC3N 4BB

      "Call Option" means the option agreement to be entered into at Completion between, inter alia, the Buyer and the Seller (in agreed form)

      "Company" means Cash Bases G.B. Limited, details of which are set out in schedule 1A part 1

      "Company's Intellectual Property" means all Intellectual Property and Materials owned, licensed to, used by or required to be used by the Company at Completion

      "Completion" means the performance by the parties of their obligations under clause 3 and, where the context so admits, the date on which such obligations are performed


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      "Consideration Shares" means 25,397 ordinary shares of 10 pence each in the capital of the Buyer, credited as fully paid as to [10] pence per share, and having the rights and privileges and subject to the restrictions as set out in the New Articles

      "contingent liability" shall include any liability which, under good accounting practice, would be considered to constitute a contingent liability

      "Deferred Consideration" such sum (if any), not exceeding US$750,000 (seven hundred and fifty thousand US dollars), as shall be payable pursuant to the provisions of schedule 5

      "Disclosure Letter" means a letter from the Seller to the Buyer identifying itself as the Disclosure Letter referred to herein, and the expression "disclosed to the Buyer" shall mean as disclosed in the Disclosure Letter

      "event" includes any act, omission, occurrence, transaction or circumstance (including the Completion of this agreement in accordance with its terms)

      "Group Company" means a member of the group comprising the Company and its subsidiaries

      "guarantee" includes indemnity, security given for the indebtedness or liabilities of another person, and all other forms of surety

      "Incumbrance" means any mortgage, charge, pledge, lien, option, restriction or other security interest of any kind, any option or right of first refusal, pre-emption, forfeiture or call, any other right exercisable by a third party, any other encumbrance (including encumbrances imposed and rights conferred by or under any enactment) and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect

      "Instrument" means the instrument constituting the Vendor Loan Note (in agreed form)

      "Intellectual Property" means all patents, trade marks, services marks, community trade marks, registered designs, trade names, business names, unregistered trade and service marks, copyrights, topography rights, design rights, Know-How, trade secrets and all other industrial or commercial monopoly rights, intellectual property rights and rights or forms of protection of the same or of a similar or equivalent nature or effect which may subsist anywhere in the world whether or not registered or capable of registration and together with all applications for registration of and rights to apply for any of the foregoing

      "Inter-Creditor Deed" means the priority deed of today's date between, inter alia, the Seller and Lloyds Development Capital Limited

      "Investor Loan Notes" means the (pounds)800,000 nominal loan notes 1997 of the Buyer to be constituted by an instrument to be entered into by the Buyer of today's date

      "Know-How" means all information, data and methodology not at present in the public domain and all financial, commercial, trade and business secrets of whatever nature and in whatever form, including, without limitation, that comprised in, derived from or relating to any Materials

      "liability" includes contingent liability


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

      "LDCL" means Lloyds Development Capital Limited (Registered number
      1107542)

      "London Stock Exchange" means London Stock Exchange Limited

      "Management Team" means those individuals whose names and addresses are set out in schedule 1B

      "Materials" means all drawings, diagrams, illustrations, data, specifications, lists, programs (including object code and source code), formulae, instructions, manuals, descriptions, plans, models, reports, calculations and all other documents, recorded information and data whatsoever and howsoever stored

      "New Articles" means the new articles of association of the Buyer to be adopted at or immediately prior to Completion

      "Overseas Subsidiaries" means Cash Bases (Iberica) SA, Cash Bases (France) Sarl, Cash Bases (South Africa) Pty Limited, Cash Bases (Deutschland) Gmbh and Cash Bases Incorporated, details of which are set out in schedule 1A part 2

      "Property" means the property or properties described in schedule 4, including the whole, or any part or parts of, and any right or interest in, such property or properties

      "Relevant Claim" means a claim made by the Buyer under the Tax Deed or in relation to a breach of the Warranties or any other obligations of the Seller under this agreement

      "Seller's Solicitors" means Paisner & Co (ref SMR), Bouverie House, 154 Fleet Street, London EC4A 2DQ

      "Settled Liability" means a liability of the Seller in respect of a Relevant Claim or Relevant Claims, the amount of which has been agreed in writing between the Seller and the Buyer in final settlement of such Relevant Claim or Relevant Claims or has been determined by binding arbitration or an order of a court of competent jurisdiction against which, in either case, no appeal has been made within 30 days of judgement or is capable of being made (as appropriate)

      "Shares" means all the shares in the capital of the Company issued or allotted at Completion, as set out in schedule 1A part 1

      "Stock" includes work in progress

      "Taxation" means any taxation duty levy charge impost or contribution of whatsoever nature imposed by any jurisdiction or any statutory governmental federal state provincial municipal authority body or official whatsoever whenever imposed and any interest surcharge penalty or fine in relation thereto

      "Taxes Act" means Income and Corporation Taxes Act 1988

      "Tax Deed" means a deed in the form set out in schedule 2, duly executed by the Seller

      "TCGA" means Taxation of Chargeable Gains Act 1992


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      "Vendor Loan Note" means the US$250,000 (two hundred and fifty thousand US dollars) nominal unsecured loan note 2000 of the Buyer to be constituted by the Instrument and issued to the Seller at Completion in accordance with clause 3.4

      "Warranties" means the warranties and undertakings set forth in schedule 3 and "Warranty" means any of them

      "VATA" means Value Added Tax Act 1994.

1.2 The expressions "subsidiary" and "holding company" bear the same meanings in this agreement as they respectively bear in the Companies Act 1985.

1.3 Reference in this agreement to any statutory provision shall include a reference to that provision as amended, extended or re-enacted and to any statutory replacement thereof (either before or after the date hereof) from time to time and to any former statutory provision replaced (with or without modification) by the provision referred to, and shall also include reference to all statutory instruments and orders made pursuant to any such statutory provision except to the extent that any statutory provision, statutory instrument or order amended, extended, re-enacted, replaced or made after the date hereof would extend or increase the liability of any party under the Warranties or the Tax Deed.

1.4 Reference in this agreement to the singular includes a reference to the plural and vice versa and reference to the masculine includes a reference to the feminine and neuter and reference to a person shall include a reference to any company as well as any legal or natural person.

1.5 The construction of this agreement and the schedules hereto is not to be affected by any heading.

1.6 References in this agreement to clauses, sub-clauses and schedules are, unless otherwise specified, references to clauses and sub-clauses of and schedules to this agreement.

1.7   References to this agreement include a reference to each of the schedules.

2.    Sale of Shares and purchase consideration

2.1 Subject to the terms of this agreement the Seller shall sell the Shares and the Buyer shall purchase such Shares, free from all Incumbrances.

2.2 The Seller hereby covenants with the Buyer that it is the beneficial and legal owner of the Shares and that it has full right, power and title to sell or procure the sale of the Shares free from all Incumbrances and the Seller hereby covenants with the Buyer that it will at its own cost and as soon as practicable after Completion do everything reasonably required by the Buyer to transfer to, and vest in, the Buyer (or its nominees) the beneficial and legal ownership of such Shares.

2.3 Save as specifically provided herein, the provisions of part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to this agreement.

2.4 Clauses 2.1 and 2.2 shall not constitute or be deemed to constitute warranties of any nature or be construed as part of the Warranties for any purpose and, for the avoidance of doubt, any provisions contained in this agreement which limit or restrict or otherwise relate to the Warranties in any way shall not apply to clause 2.1 or 2.2.


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

2.5 The Buyer shall not be obliged to complete the purchase of any of the Shares hereunder unless the sale of all of the Shares is completed simultaneously, and if on Completion such sale is not completed due to one or more of the Shares not being available for purchase then the Buyer shall be entitled, but not obliged, to rescind this agreement without liability of any kind by written notice to the Seller.

2.6 The Shares shall be sold with the benefit of all rights which attached thereto at the date of this agreement (provided always that, for the avoidance of doubt, the Seller shall have (and hereby irrevocably waives) no rights to any dividend or other distribution due or accrued in respect of the Shares for the period from the Accounts Date down to Completion).

2.7 The aggregate consideration for the sale of the Shares (to be paid or satisfied as hereinafter provided) shall be:

      2.7.1 the sum of US$5,200,000 (five million and two hundred thousand US dollars) (the "Cash Consideration");

      2.7.2 the allotment to the Seller of the Vendor Loan Notes;

      2.7.3 the allotment to the Seller of the Consideration Shares; and

      2.7.4 the Deferred Consideration.

3.    Completion

3.1 Forthwith upon it being confirmed by the Buyer that the conditions set out at clauses 12.1.1 and 12.1.2 have been duly satisfied, the sale and purchase of the Shares shall be completed at the offices of the Buyer's Solicitors.

3.2 The Seller shall procure that on or before Completion all amounts (if any) owing to each group company at Completion:

      3.2.1 by Messrs Lukash and/or Curtin; and

      3.2.2 by the Seller and/or its associates,

      shall be paid or repaid in full and shall produce to the Buyer a certificate, signed by two directors of the Company, that such payments or repayments have been effected or that no such amounts are owing (as appropriate).

3.3 The Seller shall procure that on or before Completion all (if any) amounts owing to the Seller or its associates by any group company at Completion shall be paid or repaid to the Seller and/or its associates in full and shall ensure that full details of the terms and amount of any such indebtedness are set out in the Disclosure Letter.

3.4   At Completion:

      3.4.1 The Seller shall deliver to (or make available to the satisfaction of) the Buyer:

            (a) definitive certificates for the Shares together with transfers thereof duly executed by the registered holders thereof in favour of the Buyer (or as it may direct);


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            (b)   such consents or documents (if any) as may reasonably be
                  required to give evidence of the title of the transferor to the Shares and his or its capacity to sell or transfer such Shares provided that any such requirement shall have been notified to the Seller in writing not later than 3 days prior to Completion;

            (c) definitive certificates for the whole of the issued share capital of each group company (other than the Company) together with transfers duly executed by the registered holders thereof in favour of the Buyer (or as it may direct) of any shares in any group company which are not registered in the name of another group company;

            (d) written resignations of such directors of each group company as the Buyer may request from their respective offices and from any other offices or employments in or with each group company;

            (e) the written resignation (in duplicate) of the auditors of each group company (to take effect from Completion) together with a statement complying with section 394(1) Companies Act 1985 and an acknowledgement that they have no claims against the relevant group company, whether in respect of fees or otherwise;

            (f) releases in agreed form executed as a deed by the directors referred to in sub-clause (d) above of each group company, releasing each group company from all claims whether by way of compensation, remuneration, redundancy payments, pension rights or otherwise, except only for accrued remuneration and reimbursable business expenses (if any) up to Completion;

            (g)   the Tax Deed;

            (h) the seal, certificate of incorporation and statutory books, duly written up to date, of each group company;

            (i) statements from each of the banks at which each group company maintains accounts of the amounts standing to the debit or credit of such accounts at the close of business on the date falling two business days prior to Completion;

            (j) all cheque books and bank mandates of each group company and all charge, credit or cash cards issued in the name of the Company (if any);

            (k) an irrevocable power of attorney in such form as the Buyer may reasonably require executed by each registered holder of Shares in favour of the Buyer appointing the Buyer to be his lawful attorney for the purpose of receiving notices of and attending and voting at all meetings of the members of the Company in respect of the Shares to be transferred by such holder hereunder from the date of Completion to the day on which the Buyer or its nominee is entered in the register of members of the Company as the holder of such Shares and an irrevocable authority (in such form as the Buyer may reasonably require) authorising:

                  (i) the Company to send any notices in respect of such Shares to the Buyer during such period;

                  (ii) the Buyer to complete in such manner as it thinks fit and to return proxy cards, consents to short notice and any other documents required to be signed by the registered holder of such Shares during such period;


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            (l)   the Call Option duly executed by the Seller;

            (m)   the Inter-Creditor Deed duly executed by the Seller.

      3.4.2 the Seller shall procure that a meeting of the directors of each group company is properly convened and held and that such meeting:

            (a) duly appoints as additional directors such persons as the Buyer shall nominate;

            (b) duly appoints as auditor such person as the Buyer shall nominate;

            (c) in the case of the Company approves the registration of the transfers of the Shares referred to in sub-clauses 3.4.1(a) and (c) (subject to their being duly stamped); and

            (d) conducts such other business as the Buyer may reasonably require;

            and that the chairman of each such meeting shall sign the minutes thereof in agreed form.

      3.4.3 Subject to the Seller having complied in all respects with its obligations under this agreement, the Buyer shall deliver to the Seller's Solicitors:

            (a) the Cash Consideration by telegraphic transfer to the client account of the Seller's Solicitors;

            (b) definitive certificates for the Consideration Shares (representing 10% of the issued equity share capital of the Buyer immediately following Completion) to be issued to the Seller in accordance with clause 2.7.3 hereof;

            (c) a certificate for the Vendor Loan Notes to be issued to the Seller in accordance with clause 2.7.2 hereof, together with a certified copy of the Instrument duly executed and dated and of a resolution of the board of directors of the Buyer authorising the execution of the Instrument and the issue of the Vendor Loan Notes;

            (d)   a counterpart of the Tax Deed duly executed by the Buyer; and

            (e) the Call Option duly executed by the parties thereto (other than the Seller).

3.5 Payment, and delivery of the above-mentioned certificates for the Consideration Shares and the Vendor Loan Notes, to the Seller's Solicitors in accordance with clause 3.4.3 shall be a complete discharge to the Buyer who shall not be concerned with the distribution of any monies so paid, or any certificates so delivered, to the Seller.

3.6 If in any respect the provisions of sub-clause 3.4 are not complied with on the date set for Completion as set out in clause 3.1 hereof then the party not in default may (at its option):

      3.6.1 defer Completion to a date not more than 28 days after such date and so that the provisions of clause 3.4 shall apply to Completion as so deferred; or

      3.6.2 proceed to Completion as far as practicable (but without prejudice to its rights under this Agreement).


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4.    Warranties

4.1 The Seller hereby represents and warrants to the Buyer, subject to the provisions of this clause 4, in the terms of the Warranties and acknowledges that the Buyer is entering into this agreement in reliance upon such Warranties.

4.2 Where any Warranty or other statement contained in this agreement is qualified by reference to the expression "so far as the Seller is aware" or by an expression of similar import, such reference shall be deemed to refer (only) to the actual awareness or knowledge of the Seller and its officers, including (without limitation) Messrs Seth Mayer Lukash, Thomas Curtin and Richard Cote and, for the avoidance of doubt, in relation to such Warranties, the Seller shall not be required to make any enquiry of the Management Team or (save as aforesaid) any other person or body.

4.3 The Warranties, and those other obligations of the Seller under this agreement which when relevant to be performed shall survive Completion.

4.4 Insofar as any information supplied directly or indirectly by any group company or its agents or advisers prior to Completion to the Seller or its agents or advisers in connection with the Warranties and any disclosures thereto shall or could be deemed to be a representation made by the relevant group company to the Seller, the Seller hereby waives any and all claims against the relevant group company in respect thereof.

4.5 The Seller undertakes that any disclosures or qualifications to the Warranties are so expressed as to ensure that such disclosures are fair and that insofar as the disclosures are matters of fact they are (save as disclosed in the Disclosure Letter) true and accurate in all material respects and not misleading in any material respect and insofar as they are matters of opinion they are reasonably and honestly held.

4.6 Each Warranty shall be construed independently of any other to the intent that the meaning and effectiveness of any one Warranty shall not be restricted by reference to any other Warranty.

4.7 Where the same circumstances could give rise to a claim both for breach of Warranty and under the Tax Deed, then:

      4.7.1 the Buyer shall be entitled to claim in respect of either or both;
            but

      4.7.2 in calculating sums payable in respect of any breach of Warranty account shall be taken of sums paid by the Seller under the Tax Deed and vice versa.

4.8   Except in the case of fraud or wilful non-disclosure:

      4.8.1 all liability of the Seller in relation to any claim for breach of the Warranties or under the Tax Deed shall cease on the Expiry Date save as regards any claim of which written notice specifying in reasonable detail the breach or matter to which the claim relates and the estimated amount of such claim (in both cases, by reference to the knowledge of the Buyer at the relevant date) has been given to the Seller by or on behalf of the Buyer prior to the Expiry Date (the "Expiry Date" for this purpose being:

            (a) in the case of any claim under the Warranties the subject matter of which relates to Taxation or the Tax Deed, the seventh anniversary of the date of this agreement; and


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            (b)   in the case of any other claim, the second anniversary of the date of this agreement);

      4.8.2 subject to sub-clause 4.16 below, any claim in respect of which notice shall have been given in accordance with sub-clause 4.8.1 above shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously satisfied, settled or withdrawn) if proceedings in respect of such claim have not been issued and served on the Seller not later than nine calendar months after the date of such notice;

      4.8.3

            (a) no claim shall be made in respect of any breach of the Warranties or under the Tax Deed unless the amount thereof exceeds(pounds)2,500;

            (b) without prejudice to the provisions of sub-clause 4.8.3(a) above, the Seller shall have no liability under any claim or claims in respect of any breach or breaches of the Warranties unless the total amount of such liability exceeds(pounds)50,000 but once such aggregate liability shall have reached that amount no minimum shall apply either to such claims or to any subsequent claims;

      4.8.4 the aggregate liability of the Seller in respect of any claims for damages for breach of the Warranties and in respect of any claims under the Tax Deed shall be limited to:

            (a) US$5,200,000 (five million and two hundred thousand US dollars), together with any further sum paid (or deemed paid by way of set-off in accordance with clause 5 below) by way of Deferred Consideration or repayment of the Vendor Loan Note;

            (b) all legal and other costs of recovery incurred by or on behalf of the Buyer in connection with any such claim which the Seller may agree or be ordered to pay to the Buyer; and

            (c) any interest or penalty, or any amount in respect of any interest or penalty, which the Seller may agree or be ordered to pay to the Buyer.

4.9 The following matters shall be treated as disclosed to the Buyer in relation to the Warranties:

      4.9.1 the information contained in the Disclosure Letter, but only insofar as such information is fairly disclosed in all the circumstances;

      4.9.2 the contents of this agreement;

      4.9.3 the information contained in the Accounts; and

      4.9.4 the information relating to the Company contained in the microfiche of the Company's file delivered by Companies Registration Office to the Buyer's Solicitors on 29th May 1997.

4.10 The Seller shall have no liability in respect of a claim for breach of the Warranties to the extent that such claim, or the subject matter thereof:

      4.10.1 occurs or arises as a result of or is otherwise attributable to an act or omission after Completion, otherwise than in the ordinary course of business, by the Buyer or any group company; or


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      4.10.2 occurs or arises as a result of any legislation not in force at the date hereof or wholly as a result of any change in legislation (having retroactive effect) made hereafter; or

      4.10.3 occurs or arises as a result of the Buyer causing the Company to cease to trade or to be placed into liquidation so as to cause the maximum amount of the Company's income (as defined in schedule 19 Taxes Act) for any of the financial periods of the Company ending on or before the Accounts Date to be increased beyond the amount which would have been applicable if either such event had not occurred; or

      4.10.4 save in the case of the Warranties set out at paragraphs 1.3, 2.1 to 2.4 (inclusive), 3.1 to 3.3 (inclusive), 7.4 and 17.1 to 17.3 (inclusive) of schedule 3 as regards which this sub-clause 4.10.4 shall not apply, is within the actual knowledge of any member of the Management Team, the Buyer or LDCL as at Completion.

4.11 Without prejudice to the provisions of clauses 4.9 and 4.10.4, it shall not be a defence to any claim against the Seller under the Warranties that the Buyer ought to have known or had constructive knowledge (rather than actual knowledge) of all or some of the circumstances giving rise to such claim.

4.12 The Seller shall not (in the event of any claim made against it in connection with the sale of the Shares to the Buyer) make any claim against the Company or any group company or against any director or employee of the Company or any group company (including, without limitation, the Management Team) on whom they have relied before agreeing to any term of this agreement or the Tax Deed or authorising any statement in the Disclosure Letter.

4.13 Where the Buyer or a group company is or is likely to be entitled to recover from some other person any sum in respect of any matter giving rise to a claim for breach of the Warranties then the Buyer shall procure that reasonable steps are taken to enforce such recovery and in the event that any sum is so recovered then either the amount payable by the Seller in respect of that claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses of recovering the same and any taxation payable by the Buyer or a group company as a result of the receipt of the same) or (if an amount shall already have been paid by the Seller or set off pursuant to clause 5 below in respect of that claim) there shall be repaid to the Seller an amount equal to the amount so recovered (less the reasonable costs and expenses of recovery of the same and any taxation payable by the Buyer or a group company as a result of receipt of the same) or (if less) the amount of such payment by the Seller as aforesaid.

4.14 The Seller shall have no liability (or such liability shall be reduced) in respect of any claim for breach of any of the Warranties:

      4.14.1 if and to the extent that provision or reserve for or in respect of the liability or circumstances giving rise to such claim has been made in the Accounts;

      4.14.2 if and to the extent such claim would not have arisen but for a change of accounting policy or practice of any group company after Completion;

      4.14.3 if and to the extent that such claim is attributable to any matter or thing done or omitted to be done on or prior to Completion by the Seller or any group company at the written request or with the prior written approval of the Buyer.

4.15

      4.15.1 The amount of any claim for breach of the Warranties shall take into account the amount of any relief from Taxation arising by virtue of the loss or damage in respect of which the claim was made;

      4.15.2 Nothing in this clause 4 shall derogate from the Buyer's obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

4.16 If in respect of the subject matter of any claim under the Warranties or under the Tax Deed the liability of the Buyer or any group company is contingent only then the Seller shall not be under any obligation to make any payment to the Buyer or such group company until such time as the contingent liability ceases to be contingent and becomes actual provided that the provisions of clause 4.8.2 shall not apply to such claim whilst such liability remains contingent.

4.17 No claim shall lie in respect of the Warranties if and to the extent that such breach of the Warranties has arisen in respect of any act stipulated to be carried out by the Seller pursuant to the terms of this agreement.

4.18 Any amount payable by the Seller to the Buyer in satisfaction of any claim made under the Warranties or under the Tax Deed shall be treated as a reduction, by that amount, of the consideration payable hereunder.

4.19 The Buyer shall, as soon as practicable upon it or any group company becoming aware of any matter or event ("the Matter") giving rise a claim under the Warranties, give notice in writing to the Seller of the Matter and the Buyer shall consult with the Seller with respect to the Matter and the action to be taken in respect thereof and in such respect shall provide to the Seller such information as the Seller shall reasonably require in relation thereto. In addition, as regards any Matter, the Buyer shall notify the Seller of any proposed compromise or settlement in relation thereto.

5.    Set-off rights

5.1 The Buyer shall be entitled (at its discretion) to set-off and deduct from the Deferred Consideration and/or any amount payable (by way of interest or principal) under the Vendor Loan Note the amount of any Settled Liability in respect of a Relevant Claim or Relevant Claims provided that the Buyer shall have first given the Seller not less than 10 days notice in writing of its intention to exercise such entitlement and the Seller has not paid such Settled Liability on the expiry of such 10 day period.

5.2 In addition and without prejudice to the foregoing, if and to the extent that any amount of Settled Liability is not satisfied by way of set-off and deduction as aforesaid pursuant to clause 5.1, the Buyer shall be entitled (at its discretion), subject to due compliance with the Companies Act 1985, to purchase from the Seller such number of Consideration Shares held at such time by the Seller which shall have an aggregate market value of up to the amount of the Settled Liability not satisfied pursuant to the operation of clause 5.1, for an aggregate price equal to the market value of such Consideration Shares, provided always that such aggregate purchase price shall be deemed satisfied by way of set-off and deduction of an equivalent amount against the amount of the Settled Liability (a "Buy Back"). If the Buyer proposes to make a Buy Back as provided for by this clause 5.2, the Buyer shall serve notice (a "Buy Back Notice") on the Seller informing the Seller of its intention to effect a Buy Back whereupon the Buyer and the Seller shall agree the market value of the Consideration Shares or, in default of agreement within 14 days of receipt of the Buy Back Notice, the market value of the Consideration Shares shall be referred for determination to an independent firm of chartered accountants to be appointed by agreement between the Buyer and the Seller or in default of agreement by the President for the time being of the Institute of Chartered Accountants in England and Wales.

      Within 14 days of the market value of the Consideration Shares being agreed or determined (as aforesaid), the Seller shall be obliged (and hereby agrees) to deliver to the Buyer definitive share certificates in respect of the relevant Consideration Shares together with transfers duly executed by the registered holders thereof in favour of the Buyer (or as it shall direct).

      For the purposes of this clause 5.2 the market value of the Consideration Shares shall be calculated on the basis of the value of the Company as a going concern on the date of the Buy Back Notice without regard to whether or not the Consideration Shares constitute a minority or non-controlling interest.

5.3 In the event that on the date upon which any of the Deferred Consideration is to be paid to the Seller or the principal of the Vendor Loan Notes is to be repaid a Relevant Claim or Relevant Claims have been made but in respect of which there is no Settled Liability, then the provisions of schedule 5 hereto shall apply.

6.    Release of Guarantees and Indemnities

      The Seller shall indemnify and hold harmless each group company and the Buyer from and against all and any liabilities which the relevant group company or the Buyer may at any time incur in relation to any guarantee, indemnity, undertaking or other obligation given or provided by any group company, prior to Completion, in respect of any obligation or liability of the Seller or any associate of the Seller.

7.    Restrictive covenants

7.1 As a separate and independent stipulation and in consideration of the purchase by the Buyer of the Shares hereunder, the Seller hereby covenants with the Buyer that for a period of five years after Completion it will not and will procure that any body corporate of which it has for the time being control (within the meaning of section 840 Taxes Act) and/or any partnership and/or business in which it may be engaged and any associate will not either on his or its own account or in conjunction with or on behalf of any person, firm or company:

      7.1.1 carry on, engage in or be concerned or interested directly or indirectly in any business or activity which competes directly or indirectly with the business and activities in which any group company is engaged at the date hereof, provided always that nothing in this sub-clause shall prevent the Seller or any associate of the Seller from:

            (a) holding or being beneficially interested in any securities of a company which are listed or dealt in on a regulated market which expression shall have the meaning ascribed to it by the Insider Dealing (Securities and Regulated Markets) Order 1994 (as amended), if the Seller neither holds nor is beneficially interested in more than five per cent in value of all the securities of that company; or

            (b) buying, and selling or replacing cash drawers as part of an integral point of sale system in the course of its business

      7.1.2 in connection with any business or activity which competes with that of any group company employ or offer employment to, either directly or indirectly, any director or senior employee of any group company as at the date of this agreement, whether or not the same would involve any breach of contract by such director or senior employee; or

      7.1.3 solicit or entice, or endeavour to solicit or entice, away from any group company or (in connection with any business or activity which competes with that of any group company) deal with any person who is now or has, during the two years preceding the date hereof, been a client, customer, supplier or otherwise in the habit of dealing with the relevant group company provided that the provisions of this sub-clause shall not apply to prevent the Seller or any of its associates in the ordinary course of business soliciting custom for the sale of integrated point of sale systems which include cash drawers.

7.2 The Seller hereby covenants with the Buyer that it will not at any time in relation to any business which competes with the business carried on by any group company at the date hereof, directly or indirectly use or allow to be used (other than by the relevant group company) any trade or corporate name used by the relevant group company at the date hereof or any name similar thereto or which is intended or likely to be confused therewith.

7.3 Each of the restrictive covenants and provisions set out above shall be construed as a separate and severable undertaking.

7.4 The Seller acknowledges that it considers the said restrictive covenants and provisions to be necessary to protect the goodwill of the business carried on by each group company and a factor on which the consideration payable by the Buyer is based, but if any of such covenants or provisions are held to be void or invalid but would not have been so held if part of the wording were deleted or its extent reduced or modified, or if the period or area or nature of any such restriction were reduced, then such restriction or provision shall apply with such modification as may be necessary to make the same valid and enforceable.

7.5 If there is any provision of this agreement, or of any agreement or arrangement of which this agreement forms part, which causes or would cause this agreement or that agreement or arrangement to be subject to registration under the Restrictive Trade Practices Act 1976, then that provision shall not take effect until the day after particulars of this agreement or of that agreement or arrangement (as the case may be) have been furnished to the Director General of Fair Trading pursuant to section 24 of that Act. The parties agree that particulars of this agreement or of any agreement or arrangement of which this agreement forms part (as the case may be) shall be duly furnished to the Director General of Fair Trading pursuant to section 24 of that Act and each party agrees to do all acts and things which may reasonably be requested of it by the other including, if necessary, executing documents, to ensure that a valid and effective furnishing is made and that all restrictions in this agreement, and in any agreement or arrangement of which this agreement forms part, are fully enforceable at law.

8.    Information

8.1 The Seller shall, after Completion, give to the Buyer such information relating to each group company and its affairs under its control or in its possession as the Buyer may reasonably require.

8.2 Neither the Seller nor the Buyer shall, at any time, divulge to any person (except in confidence to their professional advisers) any information relating to this agreement or the sale of the Shares without the prior written consent of the other. This provision shall not apply to the disclosure of any information pursuant to legislation or the requirements of any regulated market (as defined above).

8.3 The Seller shall not at any time make use of or disclose any confidential information belonging or relating to any group company or the Buyer.

9.    General

9.1 The Seller shall procure the passing of such resolutions, execute such documents and waivers and generally do everything further reasonably required by the Buyer effectively to comply with all its obligations under this agreement other than those contained in clause 2.2.

      9.1.1 This agreement, together with the documents referred to herein, comprises the entire agreement between the parties in relation to the matters referred to herein and supersedes any previous agreement or arrangement between the parties hereto or any of them in relation to the sale of the Shares (or any of them) or any interest in the Company and the parties acknowledge that no claim shall arise in respect of any agreement or arrangement so superseded.

      9.1.2 Save for any fraudulent or wilful misrepresentation made by one party to the other, each of the Buyer and the Seller acknowledges that in entering into this agreement, it has not relied on any representation or warranties except for those contained in this agreement or in any document referred to herein.

9.2 No delay or omission on the part of the Buyer in exercising any right, power or privilege hereunder shall operate to impair such right, power or privilege or be construed as a waiver thereof and no single or partial exercise or non-exercise of any right, power or privilege shall in any circumstances preclude any further or other exercise thereof or the exercise of any other right, power or privilege.

9.3 The Seller by its execution of this agreement hereby waives any pre-emption rights in respect of the Shares conferred on it under the articles of association of the Company or otherwise.

9.4 The provisions of this agreement, insofar as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

9.5 Save as otherwise specifically provided herein, any variation of this agreement shall be binding only if it is recorded in a document signed by or on behalf of all the parties hereto.

9.6 Any time, date or period mentioned in this agreement may be extended by mutual agreement between the parties hereto, but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

9.7 Each party to this agreement shall pay its own costs, charges and expenses incurred in the preparation, completion and implementation of this agreement and the documents referred to herein.

9.8 This agreement may be executed in any number of documents or counterparts each in the like form, all of which taken together shall constitute one and the same document, and any party may execute this agreement by signing any one or more of such documents or counterparts.

9.9 This agreement shall be construed according to and governed by the law of England and each of the parties submits to the non-exclusive jurisdiction of the English courts.

9.10 Neither party shall be entitled to assign the benefit of the whole or any part of this agreement without the prior written consent of the other save that the Buyer shall be entitled to assign the benefit of the

      Warranties and/or the Tax Deed to any subsidiary or holding company (from time to time) of the Buyer or any subsidiary of any such holding company.

10.   Notices

10.1 The respective addresses (and facsimile numbers) for service of notices under this agreement shall be those set out below, provided always that any party may, by written notice to the other, substitute another address in England or facsimile number for the service of notices hereunder:

              Address                 Buyer                Seller
              -------                 -----                ------

              Postal:                 Ranalah Estate       61 Wilton Road
                                      New Road             Westport
                                      Newhaven             CT 06880
                                      East Sussex          USA
                                      BN9 0EH

              Facsimile number:       01273 512010         001 203 226 8806

10.2 Notices may be given by being delivered to the notice address of the addressee (in which case the notice shall be deemed to be served at the time of delivery) or by being sent by facsimile (in which case the notice shall be deemed to be served upon transmission) or by being sent by first class post (in which case the notice shall be deemed to be served 24 hours after time of posting).

10.3 In proving service of any notice, it shall be sufficient to prove that delivery was made or that the envelope containing the notice was properly addressed and posted or that the facsimile was transmitted to the correct number, as the case may be.

11.   Agent for Service

11.1 The Seller hereby agrees that any Service Document (as defined in sub-clause 11.7 below) may be sufficiently and effectively served on it by service on its agent, the Seller's Solicitors whose address at the date hereof is Bouverie House, 154 Fleet Street, London EC4A 2DQ. Such Service Document shall be marked for the attention of Stephen Rosefield. Any change of address of such agent shall be notified forthwith by the Seller to the Buyer. Until such notification is received by the Buyer it shall continue to be entitled to serve any Service Document on the agent at the agent's former address.

11.2 Any Service Document served pursuant to this clause shall be deemed to have been duly served:

      11.2.1 if left at the agent's last notified address, when it is left; or

      11.2.2 if sent by first class post, two business days after the date of posting.

11.3 The above appointment of the Seller's Solicitors shall be irrevocable save as hereinafter set out. The Seller may and, if such agent shall cease for any reason or shall refuse to act as such, shall appoint a replacement agent for the service of Service Documents by notice in writing to the Buyer in accordance with clause 10 above. The notice shall contain the address of the replacement agent (provided always that such replacement agent has an address for service in England) and the name or position of the person (if any) for whose attention the Service Document shall be marked. Such appointment shall only be effective on the receipt by the Seller of the consent in writing of the Buyer to the particular replacement agent proposed (such consent not to be unreasonably withheld or delayed). Thereafter, this clause (including this sub-clause) shall be construed as if the name and details of the replacement agent were substituted in sub-clause 11.1 above for the name and details of the replaced agent provided always that any Service Document served on the replaced agent before the effective appointment of the replacement agent shall be validly and properly served.

11.4 A copy of any Service Document served pursuant to this clause shall be sent by post to the Seller at its address for the time being pursuant to clause 10 above but no failure or delay in so doing shall prejudice the service of such Service Document pursuant to this clause.

11.5 The service of Service Documents pursuant to this clause shall be without prejudice to any other methods of service permitted by law.

11.6 "Service Document" means a writ, summons, order, judgment or other document related to or in connection with any proceeding, cause, matter or action arising out of or connected in any way with this agreement.

12.   Conditions Precedent

12.1 The sale and purchase of the Shares hereunder shall be conditional upon satisfaction of the following;

      12.1.1 due compliance by the Buyer, the Company and its subsidiaries (as appropriate) with the provisions of sections 155 to 158 Companies Act 1985 insofar as any arrangements hereby contemplated (including, without limitation, the facilities to be provided by Barclays Bank PLC and TSB Plc) will or may amount to the provision of financial assistance for the purposes of section 151 of such Act; and

      12.1.2 that the Buyer has, conditional only on completion of the proposed investment by Lloyds Development Capital Limited and others and completion of this agreement, available from Barclays Bank PLC and TSB Plc overdraft, term loan, bridging loan and receivables financing facilities of not less than (pounds)100,000, (pounds)770,000, (pounds)200,000 and (pounds)900,000
             (respectively), in each case on terms acceptable to the Buyer.

12/2 The Buyer shall use all reasonable endeavours to procure that the conditions set out in clause 12.1 above are fulfilled on or before midnight on Monday, 2nd June 1997 (or such later time and date as may be agreed in writing between the Buyer and the Seller).

12.3 If the conditions set out in clause 12.1 above are not fulfilled on or before the time and date specified in clause 12.2, this agreement shall cease to have any force or effect, and neither party shall have any liability or obligation to the other, but without prejudice to any liability on the part of any party for any antecedent breach of the provisions of this agreement.

13.   Receivables

13.1 The Seller hereby undertakes to the Buyer to pay to the Buyer (or as it may otherwise direct) within 14 days of written demand made upon the Seller by the Buyer the sum of US$x in respect of the Receivables owed to the Company by Tellermate Inc ("Tellermate")

      where US$x = US$105,000 less any amount received by the Company from Tellermate on or prior to the Payment Date in respect of payment of such receivables

      Provided that:

      (a) the Buyer shall not be entitled to make written demand upon the Seller as aforesaid prior to 31st August 1997;

      (b) the obligations of the Seller hereunder shall lapse if no written demand is made upon the Seller prior to 30th September 1997.

      For the above purposes the expression "the Payment Date" shall mean the date of receipt of payment by the Buyer (or as it may otherwise direct) from the Seller under the aforesaid undertaking.

13.2 The Buyer hereby undertakes to the Seller to procure that the Company will use its best endeavours promptly to take repossession of those of the Company's products (being cash drawers produced for Brunos) delivered to and currently at Tellermate's contracted warehouse in Atlanta, being those to which part of the Receivables relate.

13.3  (a)   In the event of any written demand being made upon the Seller pursuant to sub-clause 13.1 above, the Buyer shall procure that the Company shall assign to the Seller for the sum of $1 such part of the Receivables as is equal to the amount paid by the Seller to the Company pursuant to the undertaking contained in sub-clause 13.1 above.

      (b) The Seller hereby agrees with the Buyer that it shall not take any steps to recover that part of the Receivables assigned to it without prior consultation with the Buyer.

13.4 In the event that following payment by the Seller pursuant to its undertaking contained in sub-clause 13.1 above, the Company receives any amount from Tellermate in payment of the Receivables the Company shall hold such amount, not exceeding the aggregate of the amount of the said payment by the Seller less any monies received by the Seller direct from Tellermate, on trust for the Seller and shall forthwith transfer such sum to the Seller.

13.5 If the Seller receives from Tellermate a sum in excess of the amount paid by it to the Company hereunder, the Seller shall hold such excess on trust for the Buyer and shall forthwith transfer such sum to the Buyer (or as it may otherwise direct).

      For the purposes of this clause 13 the Receivables shall mean the sum of US$197,300 invoiced by the Company to Tellermate on 27th March 1997 (invoice number 12266).

                                   SCHEDULE 1A

                              PART 1 - THE COMPANY

1.    Name                              :   Cash Bases G.B. Limited

2.    Registered number                 :   1562459

3.    Registered office                 :   Ranalah Estate, New Road,
                                            Newhaven, East Sussex  BN9 0EH

4.    Date of incorporation             :   19th May 1981

5.    Authorised share capital          :   (pounds)10,000 divided into 10,000
                                            Ordinary Shares of (pounds)1 each

6.    Issued share capital              :   Tridex Corporation - 10,000
                                            Ordinary Shares of (pounds)1 each

7.    Loan capital                      :   None

8.    Directors                         :   Hugh Thomas Burnett
                                            Seth Mayer Lukash
                                            Michael Richard Weatherley
                                            David John Westcott
                                            Thomas Curtin

9.    Secretary                         :   Michael Douglas Stokes

10.   Accounting reference date         :   31st December

11.   Auditors                          :   Price Waterhouse

12.   Tax district and reference        :   Lewes 403/3597

13.   VAT number                        :   GB 351 0339 90

14.   Mortgages and charges             :   15/3/85 Mortgage, Barclays Bank plc
                                            8/7/87 Mortgage, Barclays Bank plc
                                            26/5/88 Mortgage, Barclays Bank plc
                                            21/11/88 Charge, Barclays Bank plc
                                            14/12/90 Charge, Barclays Bank plc
                                            28/10/91 Mortgage, Barclays Bank plc
                                            3/2/93 Charge, Barclays Bank plc
                                            8/2/96 Charge, Barclays Bank plc

15.   Subsidiaries                      :   as per Part 2 of this schedule 1A

                                   SCHEDULE 1A

                              PART 2 - SUBSIDIARIES

1.    Name                               :  Cash Bases Limited

2.    Registered number                  :  3345980

3.    Registered office                  :  Ranalah Estate, New Road, Newhaven,
                                            East Sussex  BN9 0EH

4.    Date of incorporation              :  7th April 1997

5.    Country of incorporation           :  England

6.    Authorised share capital           :  (pounds)100 divided into 100
                                            Ordinary Shares of (pounds)1 each

7.    Issued share capital               :  (pounds)2 divided into 2 Ordinary
                                            Shares of (pounds)1 each held by
                                            Cash Bases GB Limited

8.    Loan capital                       :  None

9.    Directors                          :  H T Burnett, M Weatherley, D J
                                            Westcott

10.   Secretary                          :  M D Stokes

11.   Accounting reference date          :  31st December

12.   Auditors                           :  Price Waterhouse

13.   Tax district and reference         :  N/A

14.   VAT number                         :  N/A

15.   Mortgages and charges              :  None

16.   Subsidiaries                       :  None

17.   Nature of business                 :  Non-trading

                                   SCHEDULE 1A

                              PART 2 - SUBSIDIARIES

1.    Name                               :  European Cash Drawers Limited

2.    Registered number                  :  3192792

3.    Registered office                  :  Unit D Ranalah Estate New Road
                                            Newhaven East Sussex BN19 0EH

4.    Date of incorporation              :  30th April 1996

5.    Country of incorporation           :  England

6.    Authorised share capital           :  (pounds)1,000 divided into 1,000
                                            Ordinary Shares of (pounds)1 each

7.    Issued share capital               :  1,000 ordinary shares of (pounds)1
                                            each held by Cash Bases G.B. Limited

8.    Loan capital                       :  None

9.    Directors                          :  M R Weatherley
                                            HT Burnett
                                            D J Westcott

10.   Secretary                          :  M D Stokes

11.   Accounting reference date          :  31st December

12.   Auditors                           :  Price Waterhouse

13.   Tax district and reference         :  Lewes

14.   VAT number                         :  GB 675 927482

15.   Mortgages and charges              :  None

16.   Subsidiaries                       :  None

17.   Nature of business                 :  Non-trading

                                   SCHEDULE 1A

                              PART 2 - SUBSIDIARIES

1.    Name                               :  Cash Bases (Iberica) S.A.

2.    Registered number                  :  A-81 180234

3.    Registered office                  :  Alcala 430, 28027 Madrid, Spain

4.    Date of incorporation              :  7th April 1995

5.    Country of incorporation           :  Spain

6.    Authorised share capital           :  10,000,000 Pesetas divided into
                                            10,000 Ordinary Shares of
                                            1,000 Pesetas each

7.    Issued share capital               :  10,000,000 Pesetas held:
                                            80% Cash Bases GB Limited
                                            20% Jose Casaubon

8.    Loan capital                       :  None

9.    Directors                          :  HT Burnett
                                            MR Weatherley
                                            J Casaubon

10.   Secretary                          :  Alfonso Sole Gil

11.   Accounting reference date          :  31st December

12.   Auditors                           :  N/A

13.   Tax district and reference         :  Madrid

14.   VAT number                         :  A 81180234

15.   Mortgages and charges              :  None

16.   Subsidiaries                       :  None

17.   Nature of business                 :  Sales office, Cash drawers

                                   SCHEDULE 1A

                              PART 2 - SUBSIDIARIES

1.    Name                               :  Cash Bases (France) Sarl

2.    Registered number                  :  R.C.S. Versailles B411 027 501
                                            (97B00563)

3.    Registered office                  :  8 Rue de Tamara
                                            78100 St Germain en Laye

4.    Date of incorporation              :  6th March 1997

5.    Country of incorporation           :  France

6.    Authorised share capital           :  FF 100,000

7.    Issued share capital               :  FF100,000 divided into 1,000 shares
                                            and held by Cash Bases GB
                                            Limited - 990 shares,  European Cash
                                            Drawers Limited - 10 shares

8.    Loan capital                       :  None

9.    Directors                          :  HT Burnett
                                            MR Weatherley

10.   Secretary                          :  None

11.   Accounting reference date          :  31st December

12.   Auditors                           :  Connell Spiers Associates, France

13.   Tax district and reference         :  CDI St Germain en Laye

14.   VAT number                         :  Pending

15.   Mortgages and charges              :  None

16.   Subsidiaries                       :  None

17.   Nature of business                 :  Distribution of Cash Drawers

                                   SCHEDULE 1A

                              PART 2 - SUBSIDIARIES

1.    Name                               :     Cash Bases (South Africa) (Pty)
                                               Ltd

2.    Registered number                  :     95/13752/07

3.    Registered office                  :     c/o Levenstein & Partners, 6th
                                               Floor, Twin Towers (East),
                                               Sandton City, 5th Street, Sandton
                                               2196

4.    Date of incorporation              :     19th December 1995

5.    Country of incorporation           :     South Africa

6.    Authorised share capital           :     R 4000 divided into 4,000 shares
                                               of R1 each

7.    Issued share capital               :     R 100 held by Cash Bases Ltd GB
                                               Limited - 100

8.    Loan capital                       :     None

9.    Directors                          :     HT Burnett
                                               MR Weatherley

10.   Secretary                          :     None

11.   Accounting reference date          :     31st December

12.   Auditors                           :     Levenstein & Partners

13.   Tax district and reference         :

14.   VAT number                         :     Pending

15.   Mortgages and charges              :     None

16.   Subsidiaries                       :     None

17.   Nature of business                 :     Sales office, Cash Drawers

                                   SCHEDULE 1A

                              PART 2 - SUBSIDIARIES

1.    Name                               :   Cash Bases (Deutschland) Gmbh

2.    Registered number                  :   HRB 27837

3.    Registered office                  :   Werfstr 26, D40549, Dusseldorf

4.    Date of incorporation              :   8th January 1992

5.    Country of incorporation           :   Germany

6.    Authorised share capital           :   DM 100,000 divided into 1 Ordinary
                                             Share of DM 100,000

7.    Issued share capital               :   DM 100,000 held by Cash Bases GB
                                             Limited

8.    Loan capital                       :   None

9.    Directors                          :   HT Burnett
                                             SM Lukash

10.   Secretary                          :   None

11.   Accounting reference date          :   31st December

12.   Auditors                           :   Dr Frankens, Dusseldorf

13.   Tax district and reference         :   Dusseldorf

14.   VAT number                         :   DE 119 427 459

15.   Mortgages and charges              :   None

16.   Subsidiaries                       :   None

17.   Nature of business                 :   Sales office, Cash Drawers

                                   SCHEDULE 1A

                              PART 2 - SUBSIDIARIES

1.    Name                               :   Cash Bases Incorporated

2.    Registered number                  :   TBA

3.    Registered office                  :   Corporation Trust Centre
                                             1209 Orange Street
                                             Wilmington
                                             New Castle County
                                             Delaware 19801
                                             USA

4.    Date of incorporation              :   27th May 1997 (to be confirmed)

5.    Country of incorporation           :   USA

6.    Authorised share capital           :   $30 3000 shares at $0.01

7.    Issued share capital               :   To be issued 100% to Cash Bases
                                             G.B. Limited

8.    Loan capital                       :   None

9.    Directors                          :   H T Burnett
                                             M R Weatherley
                                             D T Westcott

10.   Secretary                          :   N/A

11.   Accounting reference date          :   Not yet set

12.   Auditors                           :   N/A

13.   Tax district and reference         :

14.   VAT number                         :

15.   Mortgages and charges              :

16.   Subsidiaries                       :

17.   Nature of business                 :

                                   Schedule 1B

                         DETAILS OF THE MANAGEMENT TEAM
                         ------------------------------

Name              Address
----              -------

Hugh Thomas Burnett               36 Wilbury Villas, Hove
                                  East Sussex BN3 6GD

Michael Richard Weatherley        10 Meads Road, Seaford,
                                  East Sussex BN25 1SY

David John Westcott               Hurstview, Langton Lane, Hurstpierpoint,
                                  West Sussex BN6 9EZ

                                   SCHEDULE 2
                                    TAX DEED

     DATED                                       1997
     --------------------------------------------------

     (1)  TRIDEX CORPORATION

     (2)  CASH BASES GROUP LIMITED

     --------------------------------------------------

                                    TAX DEED
     --------------------------------------------------

                                 CAMERON McKENNA
                                  Sceptre Court
                                  40 Tower Hill
                                     London
                                    EC3N 4BB

                               Tel: 0171-702 2345
                               Fax: 0171-702 2303

                                  (DLB/373185)

THIS DEED is made the     day of May 1997

BETWEEN:

(1) TRIDEX CORPORATION a company incorporated under the laws of the State of Connecticut whose principal place of business is at 61 Wilton Road Westport CT06880 USA (the "Covenantor"); and

(2) CASH BASES GROUP LIMITED a company registered in England under number 3346539 whose registered office is at Ranalah Estate New Road Newhaven East Sussex BN9 0EH (the "Buyer").

RECITAL

This deed is entered into pursuant to the provisions of an agreement of even date herewith between (1) the Covenantor and (2) the Buyer (the "Agreement") whereby the Buyer agreed, inter alia, to acquire the entire issued share capital of Cash Bases (GB) Limited (the "Acquired Company").

NOW THIS DEED WITNESSES as follows:
1.    Definitions and interpretation

1.1 Words and expressions defined in the Agreement shall (except where the context otherwise requires) have the same meanings wherever used herein and those provisions of the Agreement dealing with construction or interpretation shall (except where otherwise provided) apply as if expressly set out herein.

1.2   In this deed the following expressions shall have the following meanings:

      "Business Day" means a day (other than a Saturday) when banks are open for the transaction of normal banking business in London

      "Claim" means any claim notice demand assessment letter or other document issued or claim made or action taken by or on behalf of any Tax Authority from which it appears that the Company is liable or is sought to be made liable to make any payment or any increased or further payment or any payment on account of Taxation or is or is sought to be denied or deprived of any Relief

      "Company" means the Acquired Company and/or each of the companies whose names are set out in Appendix 1 Part 1

      "Event" means any event act transaction (including completion of the Agreement in accordance with its terms) or omission of whatever nature and without limitation any receipt or accrual of any income or gains, and any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance

      "Management Accounts" means the unaudited management accounts of the Company for the period from and including 1st January 1997 to 27th April 1997;

      "Relief" means any relief loss allowance exemption set-off deduction right to repayment or credit or other relief of a similar nature granted by or available in relation to Taxation pursuant to any legislation or otherwise

      "Tax Authority" means any fiscal revenue statutory governmental federal state provincial municipal authority body or official thereof including the Inland Revenue and HM Customs & Excise whether of the United Kingdom or elsewhere

      "Taxation" means any taxation duty levy charge impost or contribution of whatever nature (whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person) imposed by any Tax Authority whenever imposed and any interest surcharge penalty or fine in relation thereto. Provided that Value Added Tax (or the equivalent in any other jurisdiction) and interest and penalties in respect thereof shall not constitute Taxation for the purposes of this Deed

1.3 References to an Event on or before Completion shall be deemed to include any combination of two or more Events only the first of which shall have taken place or be deemed to have taken place on or before Completion provided that that Event or those Events occurring before Completion shall have occurred outside the ordinary course of business of the Company and that Event or those Events occurring after Completion shall have occurred in the ordinary course of business of the Company

1.4 Any reference to profits includes income profits or gains (including capital gains) of any description or from any source and reference to profits earned accrued or received includes profits which are by law deemed to have been or treated as earned accrued or received.

1.5 Any reference to a liability for Taxation shall include not only liabilities of the Company to make payments of or in respect of Taxation but also:

      1.5.1 the loss reduction or set-off of any Relief where such Relief has been taken into account in computing and so reducing any provision or accrual for Taxation which appears in the Accounts (or which but for such Relief would have appeared in the Accounts) except for the setting off of the relevant Relief which it has been assumed has been or will be made when preparing the Accounts;

      1.5.2 the set-off or utilisation against profits or Taxation of any Relief which is not available before Completion and arises in respect of an Event occurring after Completion where but for the set-off or utilisation of such Relief the Company would have had a liability for Taxation in respect of which the Covenantor would have been liable to make a payment under this deed;

      and in such circumstances, where the Relief is a right to repayment of Taxation, the amount of the repayment which would otherwise have been obtained or, in all other cases, the amount of Taxation which would have been saved by the Relief (such amount being the amount of Taxation which would have been saved by the Relief lost, reduced or set-off applying the relevant rates of Taxation in force in the earliest period in respect of which Taxation becomes payable which would not have been payable if the Relief had not been lost, reduced or set-off) shall be treated as the amount of the liability for Taxation as appropriate.

2. Covenant Subject as hereinafter provided the Covenantor hereby covenants with the Buyer to pay to the Buyer an amount equal to the amount of:

      2.1.1 any liability of the Company for Taxation arising as a result of an Event occurring on or before Completion or in respect of any profits earned accrued or received on or before Completion; and

      2.1.2 any depletion or reduction in the value of the assets of the Company or any increase in its liabilities arising as a result of any liability of the Company to repay other than to another Company in whole or in part any payment for group relief or payment for the surrender of surplus advance corporation tax received on or before Completion; and

      2.1.3 any reasonable costs and expenses properly incurred or payable by the Buyer or the Company in connection with any matter in respect of which the Covenantor has a liability to make a payment under this deed.

3.    Limitations and exclusions

      The covenant given by clause 2 of this deed does not apply to any liability for Taxation:

      3.1.1 to the extent that provision or reserve in respect thereof was made in the Accounts or the Management Accounts;

      3.1.2 to the extent that such liability for Taxation arises as a result only of any such provision or reserve being insufficient by reason of any increase in rates of Taxation made after the date hereof with retrospective effect;

      3.1.3 for which the Company is primarily liable as a result of an Event which has occurred in the ordinary course of the Company's business or in the ordinary course of acquiring or disposing of capital assets in either case since the Accounts Date provided that for the purposes of this clause none of the following shall be regarded as an Event which has occurred in either the ordinary course of the Company's business or in the ordinary course of acquiring or disposing of capital assets:

            (a) any Event giving rise to a liability for Taxation under part VIII Taxes Management Act 1970 (charges on non-residents);

            (b) any Event giving rise to a liability for Taxation under part XVII Taxes Act 1988 (tax avoidance);

            (c) any distribution as defined by part VI with section 418 Taxes Act 1988; or

            (d) any acquisition disposal supply or deemed acquisition disposal or supply of any assets goods service or business facility of any kind (including a loan of money or the letting hiring or licensing of any tangible or intangible property) for a consideration deemed for Taxation purposes to be different from that (if any) actually received to the extent of that difference;

            (e) any Event as a result of which the Company becomes liable to pay or bear Taxation chargeable directly or primarily against or attributable directly or primarily to another person firm or company (other than any other Company);

            (f) any Event in respect of which Taxation arises as a result of a failure to deduct, recover or account for Taxation except in relation to any liability to deduct and account for PAYE;

            (g) a disposal of capital assets in circumstances where the Company does not receive and retain the net proceeds of any such disposal unless and until the Buyer agrees that such proceeds need not be retained;

      3.1.4 to the extent that the liability arises or is increased as a result of any case decided after Completion, any increase in rates of Taxation or imposition of new Taxation legislation or any change in applicable law, regulation or regulatory requirements or Revenue practice made after Completion whether with or without retrospective effect;

      3.1.5 to the extent that the liability would not have arisen but for a disclaimer of, or election to reduce, allowances made after Completion by a Company where such allowances were available to and claimed by or assumed in the Accounts to be claimed by the Company in respect of any period ended on or before the Accounts Date;

      3.1.6 to the extent that the liability arises in respect of stamp duty or stamp duty reserve tax arising by virtue of the agreement to transfer or the completion of the transfer of the Shares;

      3.1.7 to the extent that the liability would not have arisen but for or has been increased by a failure or omission by the Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion the making giving or doing of which was taken into account or assumed in computing the provision for Taxation (including the provision for deferred taxation) in the Accounts;

      3.1.8 to the extent that the liability is in respect of Taxation required to be deducted from amounts paid to employees (which in the United Kingdom shall be taken to include amounts required to be deducted under the Pay as You Earn scheme in section 203 Taxes Act and the Income Tax (Employments) Regulations 1993;

      3.1.9 to the extent that the liability is in respect of social security contributions whether payable by the employer or deductible from amounts paid to employees (which in the United Kingdom shall include both primary and secondary National Insurance Contributions) and Class 1A National Insurance Contributions;

      3.1.10 to the extent that the liability arises or is increased by a change in the accounting policy of a Company after Completion;

      3.1.11 to the extent that the liability would not have arisen but for a voluntary act or omission carried out or effected by the Buyer or any person connected with the Buyer ("connected" having the meaning given to it in section 839 Taxes Act) or a Company at any time after Completion, other than any such act or omission:

            (a) carried out or effected pursuant to a legally binding commitment created or agreed to by the Company or the Covenantor on or before Completion; or

            (b)   carried out or effected in the ordinary course of trading;

      3.1.12 to the extent that any fines, penalties or interest in respect of any Taxation are increased as a result of the failure of the Buyer to comply with its obligations under this deed or in so far as they result from the unreasonable delay or any default of the Buyer or a Company after Completion;

      3.1.13 to the extent that a Relief arising before the Accounts Date available to any Company but not shown as an asset, nor otherwise taken into account in attributing a value to any asset in the Accounts, nor taken into account in computing the provision for Taxation in the Accounts is or can be set-off against any such liability;

      3.1.14 to the extent that the liability to Taxation has been assessed by the Inland Revenue on and has been satisfied in full by the Covenantor provided that the Covenantor provides evidence reasonably satisfactory to the Buyer that such liability has been so satisfied and has been or will be thereby fully discharged;

      3.1.15 to the extent that the liability arises in respect of profits not recognised or otherwise taken into account in the Accounts for any period prior to Completion;

      3.1.16 to the extent that the liability arises as a result of the disposal by the Company at any time before 31st December 1996 of the capital assets described in Part 2 of Appendix 1 to this deed in respect of which a chargeable gain of(pounds)109,717 was realised;

      3.1.17 to the extent that any liability to Taxation arises as a result of Cash Bases GmbH and/or Cash Bases Iberica S.A. being treated under the laws of any jurisdiction other than the United Kingdom as resident or liable for Taxation in any jurisdiction other than the United Kingdom.

4.    Notification and conduct of Claims

4.1 If the Buyer or any member of the Management Team shall become aware of a Claim the Buyer shall as soon as reasonably practicable thereafter (and in any case at least five days prior to the expiry of any time limit imposed by law for the making of an appeal against the Claim) give written notice by facsimile or post of such Claim to the Covenantor but so that the giving of such notice shall not be a condition precedent to the liability of the Covenantor under this deed.

4.2 Subject to the Covenantor indemnifying the Buyer to its reasonable satisfaction in respect of any Taxation additional Taxation losses fines penalties interest charges costs and expenses the Buyer shall and shall procure that the relevant Company shall (subject to clauses 4.3 and 4.4 below) take such action as the Covenantor may reasonably require to dispute resist appeal compromise or defend such Claim to the intent that the Covenantor shall have the right to have any such action conducted by professional advisers nominated by it provided that:

      4.2.1 the Covenantor has been advised by its solicitors or other professional advisers after disclosure of all relevant information and documents that it is reasonable to resist such Claim in the manner proposed by the Covenantor;

      4.2.2 the appointment of lawyers or other professional advisers in the United Kingdom shall be subject to the approval of the Buyer which shall not be unreasonably withheld or delayed;

      4.2.3 the Buyer shall be kept fully informed of all matters pertaining thereto and shall be entitled to see copies of all relevant and material correspondence;

      4.2.4 no settlement or compromise of the Claim which is the subject of the dispute nor any agreement of any matter in the conduct of such dispute which is likely to adversely affect the amount thereof or the future liability of the Company in respect of Taxation or their relationships with any Tax Authority shall be made by the Covenantor without the prior written approval of the Buyer (which shall not be unreasonably withheld or delayed);

4.3 The Buyer shall not be obliged to take any action pursuant to this clause 4 which involves contesting a Claim beyond the first appellate body (excluding the authority or body demanding the Taxation in question) in the jurisdiction concerned unless the Covenantor shall have obtained an opinion of senior counsel in the jurisdiction concerned (which in the UK shall be a barrister of at least five year's standing specialising in matters of Taxation) stating that it is reasonable in all the circumstances and taking into account the amount involved to continue to contest the Claim.

4.4 If the Covenantor or any of the officers or employees of the Company (excluding any member of the Management Team) shall have committed acts or omissions which constitute fraud or wilful default clause 4.2 shall not apply or shall cease to have effect.

4.5 The Buyer agrees that it shall and shall procure that the Company shall, copy to the Covenantor any correspondence received by it in relation to the Claim and give to the Covenantor and the Covenantor's professional advisers reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purposes of investigating the matter and enabling the Covenantor to take such action as is referred to in this Clause 4 and shall allow the Covenantor and its advisers at their own expense to take copies of any of the documents or records, and photographs of any relevant assets.

5.    Savings

5.1 If the auditors of the Company shall (at the request and sole expense of the Covenantor) certify:

      5.1.1 that any provision for Taxation in the Accounts is an overprovision;

      5.1.2 that any Taxation liability in respect of which the Covenantor has made a payment under this deed has given rise to a saving of Taxation in a Company which would not otherwise have arisen; or

      5.1.3 that a Company has received payment in respect of an amount previously written off in the accounts of a Company or in respect of Taxation to which it was entitled as at the Accounts Date where such entitlement was not shown as an asset in the Accounts

      (in each case, a "Saving") the Buyer shall make such repayment or set off (as is appropriate) in accordance with the following provisions of this clause.

5.2   If the Covenantor:

      5.2.1 shall have made a payment to the Buyer under this deed then the Buyer shall pay to the Covenantor an amount equal to the lesser of the amount of the liability in respect of which a payment was made hereunder and the Saving;

      5.2.2 shall have made no payment to the Buyer under this deed or the amount of the Saving exceeds the amount of any such payment (an "Excess Saving") already made, the Buyer shall set such Saving, or Excess Saving, off against current or future liabilities of the Covenantor arising under this deed.

5.3 Any payment to be made by the Buyer under clause 5.2 shall be made within 14 days of the auditors' certificate being deemed to have been received by the Buyer in accordance with clause 10 (notices) of the Agreement.

5.4 If any party to this deed shall disagree with the certificate provided by the auditors that party may refer the matter (with the consent not to be unreasonably withheld or delayed of the other parties) to a firm of independent chartered accountants which shall then provide a certificate as to the amount of the Saving, if any, and such certificate shall be binding on the parties in the absence of manifest error; provided that if the parties hereto cannot agree on a firm to be appointed they shall refer the matter to the President for the time being of the Institute of Chartered Accountants in England and Wales who shall nominate an independent firm whose certificate shall be binding on the parties in the absence of manifest error.

6.    Payments

6.1 Where the Company is to make any payment of or in respect of Taxation which is required to be paid by the Covenantor pursuant to clause 2(a) above the Covenantor shall pay to the Buyer an amount equal to the amount of such payment five Business Days prior to the last date on which the Taxation in question may be paid to the authority official or person demanding the same without incurring a liability to interest or a charge or penalty in respect of such Taxation.

6.2 Notice of the amount of the payment required to be made by the Covenantor under clause 2(a) above (in the case of the loss reduction set-off or utilisation of some Relief) or under clause 2(b) above shall be certified in writing by the Buyer. If requested by and at the expense of the Covenantor the notice of such amount shall be certified by the Buyer's auditors. If the Covenantor does not agree with such certification then the provisions of Clause 5.4 above shall apply with references in that clause to "any party" and "that party" being deemed to be references to the Covenantor and references to "the other parties" being deemed to be references to the Buyer and references to "the Saving" being deemed to be references to "the payment required to be made by the Covenantor under Clause 2 above". The Covenantor shall pay such amount to the Buyer on or before the fifth Business Day prior to the date on which Taxation is payable which would not have been payable but for such loss, reduction or set-off.

6.3 The costs and expenses referred to in clause 2(c) above shall be paid by the Covenantor on the later of the date ten Business Days after the Buyer shall have given notice in writing to the Covenantor that the Buyer or the Company has incurred such expenses and the date on which such amount becomes due and payable to the person demanding the sum (provided that no payment shall be due under this clause unless the Covenantor is given reasonable evidence of the amount payable including a copy of any relevant invoice).

6.4 Any sum not paid under this deed on the due date for payment thereof shall bear interest (which shall accrue from day to day after as well as before judgment) at the rate of 2 per cent per annum above the base rate for the time being of Lloyds Bank PLC.

7.    Waiver

      No delay or omission of either party in exercising any right power or privilege hereunder shall impair such right power or privilege or be construed as a waiver thereof and any single or partial exercise of any such right power or privilege shall not preclude the further or subsequent exercise of any right power or privilege. The rights and remedies of either party provided in this deed are cumulative and not exclusive of any rights and remedies provided by law.

8.    Taxation

8.1 Subject to clause 8.2 below all payments made by the Covenantor under this deed shall be made free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature.

8.2 If the Covenantor is required by law to make any deductions or withholding from any payment hereunder it shall do so and the sum due from the Covenantor in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Buyer receives and retains (free and clear of any liability in respect of any such deduction or withholding) a net sum equal to the sum it would have received and retained had no deduction or withholding been required to be made.

8.3 If any payment under this deed is or will be subject to Taxation in the hands of the Buyer (other than a reduction in the base cost of the Shares) the Covenantor shall pay to the Buyer on demand by the Buyer such additional amount (after taking into account any Taxation payable in respect of such amount) as will ensure that the Buyer receives and retains a net sum equal to the sum it would have received had the payment not been subject to Taxation. If requested by, and at the sole expense of, the Covenantor the amount referred to above shall be certified by the Buyer's auditors (acting as experts and not as arbitrators) and shall be conclusive and binding on the Covenantor. For the avoidance of doubt the Covenantor shall not be obliged to make any payment under this Clause 8.3 to any assignee if payment would not have been due to the Buyer.

9.    Recovery

9.1 Where the Buyer or the Company is entitled to recover from any other person any sum in respect of any matter to which Clause 2 relates the Buyer shall and shall procure that the Company shall (if requested by and at the expense of the Covenantor including an indemnity against all losses, costs or expenses which may thereby be incurred) take reasonable steps to enforce such recovery against the person in question provided that the Buyer shall not be obliged to take any action which the Buyer reasonably considers to be materially prejudicial to its business. The Buyer shall account to the Covenantor for any sum so recovered (including any interest paid by such person) net of Taxation (if any) on such sum up to an amount not exceeding the related amount paid by the Covenantor under clause 2. If the Covenantor has not yet made a payment in respect of a liability under this deed in respect of which the Buyer or the Company has recovered any amount from any other person the Covenantor shall not be required to make a payment under this deed in respect of the liability to the extent of the sum so recovered.

9.2 If the Buyer or the Company should at any time receive a repayment of tax which arose in consequence of an Event occurring on or before the Accounts Date then and in any such case the Buyer shall or shall procure that the Company shall first set off any amount then owing to the Buyer under this deed and secondly shall pay an amount equal to any excess to the Covenantor within ten Business Days following the receipt of the repayment

9.3 If the Covenantor makes a payment under this Deed which proves to be an overpayment then a payment equal to the amount of the overpayment shall be repaid to the Covenantor within ten Business Days following the later of:

      9.3.1 the receipt by the Buyer of the overpayment by the Covenantor; or

      9.3.2 if a corresponding payment has been made by the Buyer or the Company to any Tax Authority the receipt by the Buyer or the Company of the repayment from such Tax Authority equal to such overpayment;

      Provided that any sum not paid on the date specified in this Clause shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the annual rate of 2% over the base rate for the time being of Lloyds Bank PLC to and including the day of actual payment (or the next Business Day if the date of actual payment is not a Business Day) of such sums.

10.   Tax Computations

10.1 Subject to clause 10.2 below, the Taxation computations and returns of the Company in respect of the accounting period ending on the Accounts Date will be submitted to the Inland Revenue in the form prepared by Price Waterhouse prior to the date hereof and the Buyer will procure that the Company shall duly submit such returns and computations and make all claims and elections which it has been assumed will be made when preparing such computations and returns.

10.2 All Taxation computations and returns of the Company which have not been submitted to the relevant Tax Authority prior to Completion shall, if not already in the possession of the Company, be provided in draft form by the Covenantor to the Buyer on or as soon as reasonably practicable after Completion and, in addition, the Covenantor shall use its reasonable endeavours to procure that any working papers of Price Waterhouse used for the purpose of preparing the computations and returns referred to in clause 10.1 above are provided to the Buyer following written request by the Buyer.

10.3 The Buyer shall have conduct of any process of agreeing such computations and returns with such Tax Authority and during the course of any such process shall:

      10.3.1 provide the Covenantor with copies of any relevant correspondence received from and copies of any relevant correspondence intended to be sent to any relevant Tax Authority in relation to any such computations and returns allowing the Covenantor a reasonable period of time to make comments on the content of such correspondence;

      10.3.2 not compromise, settle or otherwise agree any such computations and returns with any relevant Tax Authority without the prior written consent of the Covenantor (such consent not to be unreasonably withheld or delayed).

10.4 The Buyer may request the consent of the Covenantor (such consent not to be unreasonably withheld or delayed) to any amendments that the Buyer considers to be reasonable to any such computations and returns as are referred to in clause 10.1 above.

10.5 The Covenantor and the Buyer shall and the Buyer shall procure that the Company shall each respectively provide (or procure the provision of) to the other or their duly authorised agents all information and assistance which may reasonably be required to prepare, submit, file, agree and finalise all outstanding Taxation computations and returns including all claims and elections made in connection therewith.

11.   Buyer Indemnity

11.1 The Buyer covenants to the Covenantor to pay to the Covenantor (for itself and as trustee for any Relevant Person) on an after tax basis an amount equal to any liability for Taxation for which the Covenantor is made liable pursuant to section 767A Taxes Act in respect of corporation tax (which for the period beginning 1st January to Completion shall be limited to mean corporation tax arising in the ordinary course of the trading activities of the Company) assessed on any Relevant Person for the accounting period in which Completion falls.

11.2 For the purpose of this clause 11 "Relevant Person" means the Convenantor, any person who has or at any time had control of the Covenantor and any person which is, or has at any time been under the control of the Covenantor or been controlled by the same person as the Covenantor ("control" being construed in accordance with section 767B(4) Taxes Act).

12.   Miscellaneous

      The provisions of Clauses 9.9, 9.10, 10 and 11 of the Agreement shall apply equally to this deed as they apply to the Agreement save that references in the Agreement to the "Seller" shall be substituted by references to the "Covenantor".

IN WITNESS of which the parties have signed or sealed this instrument as a deed and have delivered it upon dating it.

Signed as a deed by                   )
TRIDEX CORPORATION                    )
acting by                             )              director
director and                          )
director/secretary                    )
                                                secretary/director


Signed as a deed by                   )
CASH BASES GROUP LIMITED              )
acting by                             )              director
director and                          )
director/secretary                    )         secretary/director
APPENDIX

              DETAILS OF THE ACQUIRED COMPANY AND ITS SUBSIDIARIES

                                     PART 1

Name of Company                                    Registered Office
---------------                                    -----------------

Cash Bases G.B. Limited                            Ranalah Estate
(no. 1562459)                                      New Road
                                                   Newhaven
                                                   East Sussex BN9 0EH

Cash Bases Limited                                 Ranalah Estate
(no. 3345980)                                      New Road
                                                   Newhaven
                                                   East Sussex BN9 0EH

European Cash Drawers Limited                      Ranalah Estate
(no. 3192792)                                      New Road
                                                   Newhaven
                                                   East Sussex BN9 0EH

Cash Bases (Iberica) SA                            Alcala 430
(a Spanish company - registered no A-81 180234)    28027 Madrid
                                                   Spain

Cash Bases (France) Sarl                           8 Rue de Tamara
(a French company - registered no B411 027501)     78100 St Germain en Laye
                                   (97 B00563)     France

Cash Bases (South Africa)(Pty) Ltd                 c/o Levenstein & Partners,
(a South African company registered                6th Floor
no. 95/13752/07)                                   Twin Towers (East)
                                                   Sandton City
                                                   5th Street
                                                   Sandton 2/96
                                                   S. Africa

Cash Bases (Deutschland) Gmbh                      Werfstr 26
(a German company - registered no. HRB 27837)      D40549
                                                   Dusseldorf
                                                   W. Germany

            DETAILS OF THE CAPITAL ASSETS REFERRED TO IN CLAUSE 3(p)

                                     PART 2

Asset 1 - 1250 LVD Shape CNC Turret Punch Press (serial no. 21383) - purchased
          3/5/94.

Asset 2 - 1250 LVD Share CNC Turret Punch Press with Test Holders - purchased
          30/10/92.

                                   SCHEDULE 3

                                   WARRANTIES

The Seller hereby warrants and undertakes to the Buyer as follows:

1.    Information

1.1 The information set out in items 1 to 11 (inclusive) of part 1 of schedule 1 part A is true and accurate in all respects and, so far as the Seller is aware, the information set out in the remainder of part 1 and in part 2 of schedule 1 part A is true and accurate in all respects.

1.2 All information provided by or on behalf of the Seller or its officers, accountants, solicitors, or other advisers, as set out on the index of disclosure documents (in agreed form), was when given and (save as disclosed in the Disclosure Letter) remains, as at Completion, true and accurate in all material respects and, so far as the Seller is aware (save as disclosed in the Disclosure Letter), there are no factors which have not been disclosed to the Buyer which would make any such information misleading in any material respect.

1.3 The Seller has not withheld from, or otherwise failed to disclose to, the Buyer any information relating to the Company, its prospects and affairs of which it is aware and which is likely to affect the willingness of a prudent purchaser for value of the Shares to enter into or complete his purchase or materially affect the price on which such a purchaser (acting reasonably) would otherwise be prepared to purchase the Shares.

1.4 Neither the Seller, any of its associates or any director or officer of any of the foregoing have taken any steps or carried out any act or otherwise incurred any obligation or liability (of whatsoever nature) on behalf of, in the name of or with the intention of binding any group company.

2.    Share capital

2.1 Without prejudice to the provisions of clauses 2.1 and 2.2 of this agreement, the Seller is and will, subject only to this agreement, at Completion be the beneficial and legal owner and registered holder of the Shares and has and will have full right, power and title to sell or procure the sale of such Shares free from all Incumbrances to the Buyer.

2.2 The Shares comprise the whole of the allotted and issued share capital of the Company and all of them are fully paid up or credited as fully paid up.

2.3 There is no outstanding right to call for the issue of any share or loan capital of the Company.

2.4 All dividends declared or otherwise due in respect of the Shares have been paid.

3.    Accounts

3.1 The assets, liabilities, contingent liabilities, reserves and provisions of the Company at the Accounts Date and the profits of the Company for the accounting period ended on the Accounts Date were, in all material respects, as shown in the Accounts.

3.2 The Accounts have been properly audited, have been prepared and presented in accordance with accounting practice and policies generally accepted in the United Kingdom, are consistent with the practice and policies adopted by the Company during the three accounting periods ended on the Accounts Date, comply with the requirements of the Companies Act 1985, give a true and fair view of the financial position of the Company at the Accounts Date, and in particular but without prejudice to the generality of the foregoing, make, in accordance with the accounting policies adopted by the Company, proper provision for (or where appropriate make proper disclosure by way of note) all liabilities, contingent liabilities, bad and doubtful debts, and depreciation and do not include any unusual or extraordinary items of income or expenditure.

3.3 The consolidated profit and loss accounts, balance sheets and reports of the directors of the Company (copies of which, signed by the Seller, have been handed to the Buyer) covering the three financial periods ended on the Accounts Date, give a true and fair view of the financial position and progress of the business of the Company and its subsidiaries at the relevant dates, and there were no unusual or non-recurring items which materially affected such accounts.

4.    Events since Accounts Date

4.1 So far as the Seller is aware, since the Accounts Date and until Completion the Company:

      4.1.1 has not incurred any liability other than in the ordinary course of its business; and

      4.1.2 has not paid, declared or made (or agreed to do so) any dividend or other distribution (within the meaning of sections 187, 209 to 211, 254 and 418 Taxes Act).

4.2 So far as the Seller is aware and save as reflected in the unaudited management accounts of the Company for the four month period ended 30th April 1997, since the Accounts Date there has been no deterioration in the financial position or prospects of the Company (whether in consequence of normal trading or otherwise) and, so far as the Seller is aware, since the Accounts Date neither the trading nor the profitability of the Company show, as regards turnover, state of order book, expenses, and profit margins, any material deterioration or downturn by comparison with the corresponding period during the preceding year.

4.3 So far as the Seller is aware, since the Accounts Date no part of the Company's business has been materially affected by the loss of any customer, or of any source of supply, or by the cancellation or loss of any order or contract or by any other abnormal factor or event nor, so far as the Seller is aware, are there any circumstances likely to lead thereto.

5.    Assets of the Company

5.1   So far as the Seller is aware:

      5.1.1 the assets of the Company are in the possession or under the control of the Company; and

      5.1.2 none of such assets has been or is subject to sequestration, confiscation, impounding, seizure, lien (other than a lien arising by operation of law), distraint or similar control or constraint.

6.    Litigation

6.1 So far as the Seller is aware, other than debt collection in the ordinary course of business in respect of individual debts not exceeding (pounds)10,000:

      6.1.1 the Company is not engaged in, and no officer or employee of the Company is engaged (in connection with its affairs) in, any legal proceedings (including litigation, arbitration, prosecution or any hearing before any tribunal or official body);

      6.1.2 no such proceedings are pending or threatened; and

      6.1.3 there are not any facts likely to give rise to such proceedings.

6.2 So far as the Seller is aware, there is not any judgment or order of any court, tribunal or official body against the Company which has not been fully satisfied or discharged.

7.    Company books of account, records and documents

7.1   So far as the Seller is aware:

      7.1.1 the Company has kept duly made up all requisite books of account (properly recording or reflecting, where appropriate in accordance with accounting practice and policies generally accepted in the United Kingdom, all assets liabilities financial transactions and contracts of the Company), minute books, registers and records; and

      7.1.2 these and all other documents (properly stamped where necessary) belonging to or which ought to be in the possession of the Company are in the possession of the Company.

7.2 The copies of the memorandum and articles of association of the Company (having attached thereto copies of all resolutions and agreements referred to in section 380(2) Companies Act 1985) delivered to the Buyer are true and complete copies.

7.3 So far as the Seller is aware, all documents requiring to be filed with the Registrar of Companies by the Company have been properly made up and filed.

7.4 The register of members of the Company is correct and, so far as the Seller is aware:

      7.4.1 there has been no notice of any proceedings to rectify the register; and

      7.4.2 there are no circumstances which might lead to any application for rectification of the register, nor will there be any such circumstances at Completion.

8.    Company agreements

8.1 So far as the Seller is aware, the Company is not party to any agreement or arrangement which is liable to be terminated by another party on a change of management or control of the Company.

9.    Conduct of business

9.1   So far as the Seller is aware:

      9.1.1 the Company has not carried on business under nor has it used on its letter-head, advertising or documents any name other than its own full corporate name; and

      9.1.2 such use does not infringe any proprietary right or interest of any other person or render the Company liable to pay any royalty or similar sum.

9.2   So far as the Seller is aware, the Company:

      9.2.1 has not entered any transaction which is ultra vires or which is not on an arms' length basis; and

      9.2.2 has complied with the provisions of its memorandum and articles of association and any debenture or trust or other deeds or agreements to which it is a party or by which it may be bound.

9.3 So far as the Seller is aware, no event has occurred which constitutes or which may with the passage of time or the giving of notice constitute a breach of, or an act or event of default under, any debenture, trust deed or other deed or agreement in relation to borrowed moneys to which the Company is a party or by which it is bound.

9.4   So far as the Seller is aware, the Company is not:

      9.4.1 a member of any partnership or unincorporated association (other than a recognised trade association); or

      9.4.2 a party to any joint venture or consortium; or

      9.4.3 the holder of any shares or securities of or interest in any corporation incorporated without limited liability or in which liability is not limited; or

      9.4.4 the owner of any branch or permanent establishment (as defined in the relevant double taxation agreement or treaty) outside the United Kingdom.

9.5 So far as the Seller is aware, the Company has not entered into a planning agreement within the meaning of section 21 Industry Act 1975 or into any other voluntary arrangement with a minister of the Crown or governmental agency concerning the future development of the Company.

9.6   So far as the Seller is aware:

      9.6.1 the Company is under no liability to repay any grant made to it by the Department of Trade and Industry or any other governmental or other authority; and

      9.6.2 no circumstances have arisen in which the Company would or might be required to repay any such grant, either in whole or in part.

9.7 So far as the Seller is aware, in carrying on its business the Company does not use, nor are any of its records, controls, data, information or systems stored, recorded, maintained, operated or in any other manner dependent (directly or indirectly) upon, any computer hardware or software or any other electronic, mechanical or photographic equipment, process, system or service (whether computerised or not) which is not in the exclusive ownership and possession (free of any licence or royalty obligations) and under the direct control of the Company.

10.   Environmental matters

10.1 For the purposes of this paragraph 10, the following phrases shall have the following respective meanings:

      "Environmental Laws" includes the following, each as in existence or formally proposed at Completion:

      10.1.1 all European Community, national or local statutes, codes, or other laws (including common law) or legislation concerning health, safety or Environmental Matters which are applicable to the business of any group company or to the Property and all rules, regulations, ordinances, orders, notices, codes of practice, guidance notes and directives made thereunder; and

      10.1.2 judicial and administrative interpretation of each of the foregoing

      "Environmental Permits" includes, without limitation the permits, consents, licences, certificates and other authorisations and approvals under the Environmental Laws which are applicable in connection with the use of the Property or the conduct of the business of each group company at any time.

10.2 So far as the Seller is aware, since 1994, there has been no change in the manner in which the Company has carried out its business which would result in or would be likely to result in any breach of Environmental Permits or Environmental Laws.

10.3 So far as the Seller is aware, no notice, demand, request for information, complaint or order has been issued or made and no investigation or review is current, pending or threatened by any governmental entity or other person with regard to any alleged violation by any group company of any Environmental Law.

10.4 So far as the Seller is aware, the Company has taken all steps required (including, without limitation, the adoption and display of appropriate statements of environmental, health and safety policy) in order to comply with the recommendations set out in the environmental report prepared by Inspectorate Environmental dated June 1994, a copy of which has been supplied to the Buyer by the Seller.

11.   Loans charges and guarantees

11.1 So far as the Seller is aware, the Company does not have any loan capital or debenture or have any Incumbrance over any of its assets.

12.   Unusual obligations

12.1  So far as the Seller is aware, there is not outstanding:

      12.1.1 any contract of an unusual or onerous nature or capable of continuing for more than six months to which the Company is a party, or any offer, tender or quotation made or given by the Company capable by the unilateral act of any other person of giving rise to any such contract;

      12.1.2 any agreement or arrangement under which any person has authority to pledge the credit of the Company otherwise than within the usual and ostensible authority of an officer or employee of the Company;

      12.1.3 any power of attorney or authority (express, implied or ostensible) given by the Company other than authority given to its officers and employees to act in the ordinary course of their duties; or

      12.1.4 any agreement or arrangement under which the Company carries on business in partnership with any other person or under which its business or any part of its business is managed by any person other than its officers and employees.

12.2 So far as the Seller is aware, the Company has no liability (present or future or ascertained or contingent) under:

      12.2.1 any guarantee, surety, indemnity, bond or similar obligation;

      12.2.2 any agreement for the hire, rent, hire purchase or purchase on deferred terms of any asset; or

      12.2.3 any warranty or representation, except a warranty or representation implied by law in respect of a transaction entered into by the Company in the ordinary course of its trading.

13.   Brokerage

      So far as the Seller is aware, the Company has not agreed to pay any fees or to make any brokerage, commission or other payment in connection with the sale of the Shares.

14.   Liability to the Seller etc

14.1 The Company has not any trading or business relationship with or liability to:

      14.1.1 the Seller;

      14.1.2 any of its associates;

      14.1.3 any company of which 25 per cent or more of the equity share capital is owned or controlled directly or indirectly by the Seller or its associates; or

      14.1.4 any officers of the Company (other than remuneration).

14.2 Neither the Seller nor its associates nor any of them has any interest in any other firm, business or company which has or has had a material or close trading relationship with or is in competition with the Company.

15.   Entry into this agreement

      The sale of the Shares and the execution and performance of this agreement by the Seller (insofar as may be necessary) have been authorised by all corporate and other necessary acts, and do not and will not violate any trust deed, instrument, agreement or other arrangement.

16.   Intellectual Property

      So far as the Seller is aware, the Company's Intellectual Property:

      16.1.1 is exclusively and absolutely vested in, beneficially owned by, validly granted to, the Company free from any Incumbrance; and

      16.1.2 insofar as capable of registration or similar or equivalent protection, is registered or so protected in the name of the Company, free from any Incumbrance and all steps required for its maintenance and protection have been taken; and

      16.1.3 does comprise all the Intellectual Property required by the Company to carry on the Business as now constituted, or required for or in connection with the use, application or supply of the products and services currently produced or supplied by the Company and any group company; and

      16.1.4 is fully valid, in force and enforceable.

16.2 So far as the Seller is aware, the Company has the exclusive right to use, exploit, disclose and derive benefit from the Company's Intellectual Property, and no right or licence has been granted to any person to use in any manner or to do anything which would or might otherwise infringe any of the Company's Intellectual Property and no act has been done or omitted to be done, which will or is likely to result in any of the Company's Intellectual Property ceasing to be valid, in force and enforceable or which is likely to result in the cancellation, revocation, rectification or modification of the same. So far as the Seller is aware, all fees which have prior to Completion become due in respect of the registration, protection and/or maintenance of the Company's Intellectual Property have been paid.

16.3 So far as the Seller is aware, the Company does not in carrying on its business use any Intellectual Property under licence, or infringe any Intellectual Property rights; and no claim against the Company in respect of any infringement of any Intellectual Property or which challenges the validity or the Company's ownership of or exclusive right to use, exploit, disclose or derive benefit from any Intellectual Property has been made, threatened or indicated.

16.4 So far as the Seller is aware, the Company is not a party to any secrecy, confidentiality or other agreement which may restrict its use or disclosure of any Know-How.

16.5 So far as the Seller is aware, no disclosure has been made to any third party of any Know-How of the Company or relating to the Company save as is necessary in the ordinary course of its normal trading or subject to valid obligations upon the third party not to use or disclose the same.

16.6 So far as the Seller is aware, there is and has been no infringement of any of the Company's Intellectual Property.

16.7 So far as the Seller is aware, the Company does not use, or otherwise carry on its business under, any name other than its corporate name.

17.   Insolvency

17.1 No order has been made nor has any resolution been passed for the winding up of the Company and nor is there outstanding any petition for the administration or the winding up of the Company or any receivership of the whole or any part of the undertaking or assets of the Company.

17.2 There are no circumstances which would entitle any person to present a petition for the administration or the winding up of the Company or to appoint a receiver or administrator of the whole or any part of its undertaking or assets.

17.3 The Company is not insolvent as defined by section 123 Insolvency Act 1986 and has not entered into any scheme of arrangement or voluntary or other arrangement with any of its creditors.

18.   Property

18.1 So far as the Seller is aware, the Property comprises all the land and buildings owned, leased or occupied by the Company and, so far as the Seller is aware, the Company does not have any liabilities as original tenant, assignee, guarantor under an authorised guarantee agreement as defined by the Landlord & Tenant (Covenants) Act 1995 or otherwise, in respect of any premises previously owned or occupied by any person.

18.2 So far as the Seller is aware, the Company has complied, in all material respects, with all covenants and obligations (including statutory obligations) relating to the Property and no notices have been received by the Company of any dispute or infringement or breach of any obligations in relation to the Property. The Seller is not aware of any circumstances likely to give rise to any dispute, proceedings, claim or infringement (of whatsoever nature) in relation to the Company's interest in the Property.

18.3 So far as the Seller is aware, the Company holds the Property free from all options, liens, charges, mortgages, disputes, encumbrances, tenancies (including tenancies protected by statute or otherwise), adverse rights, informal adverse arrangements and overriding interests as defined by section 70(1) (as amended) Land Registration Act 1925.

18.4 So far as the Seller is aware, the Company has not granted any option or right over the Property or disposed of, leased, charged or parted with possession of the Property and the Property is not, as at Completion, occupied by or shared with (whether in whole or in part) any third party.

19.   Taxation

19.1 The Company is duly registered in accordance with VATA and, so far as the Seller is aware:

      19.1.1 the Company has complied in all respects with the relevant VATA legislation; and

      19.1.2 in particular, has maintained correct and up-to-date records and made up-to-date returns.

19.2 So far as the Seller is aware, the Company has paid all Taxation that has become due and is under no obligation to pay any penalty, interest, surcharge or fine in connection with any Taxation.

19.3 The Company has duly submitted all claims for any relief from Taxation which have been assumed to have been made for the purposes of the Accounts.

19.4  So far as the Seller is aware:

      19.4.1 all returns and computations in respect of Taxation of the Company have been filed within time limits required by law and have, in all material respects, been made correctly;

      19.4.2 no such return or computation has been or is likely to be disputed or relief withdrawn; and

      19.4.3 there are no disputes with any taxing authority.

19.5 So far as the Seller is aware, the Company has not without prior consent entered into any of the transactions specified in section 765 Taxes Act and has not, in the six years preceding Completion, been a party to any transaction in respect of which the Company would be liable to Taxation under the provisions of Part XVII Taxes Act or as a result of the principle in Furniss -v- Dawson 55TC 324.
                   ------------------

19.6 So far as the Seller is aware, all documents which are required to be stamped and which form part of the title of the Company to any asset have been duly stamped.

20.   1994 Acquisition Agreement

      The Seller has not made, threatened or intimated any claim under, pursuant to or in relation to the 1994 Acquisition Agreement (as defined in the Disclosure Letter) and nor, so far as the Seller is aware, have any circumstances arisen, matters occurred or information come to light which (now or at any time following the date of the 1994 Acquisition Agreement) give or gave rise or would have given rise (but for any saving provisions or limitations contained in the 1994 Acquisition Agreement) to the Seller having the right to assert or initiate any such claim.

21.   Subsidiaries

21.1 The companies of which details are set out in schedule 1A part 2 comprise all the subsidiaries of the Company, and the Company does not own any shares, loan capital or other securities either legally or beneficially in any other company.

21.2 The above warranties (excepting paragraph 3 of this schedule 3) shall apply to each subsidiary of the Company as if each reference to the Company was a reference to each such subsidiary.

21.3 As regards the Overseas Subsidiaries, in interpreting such paragraphs, references to UK legislative provisions shall be construed as references to the equivalent or similar legislative provisions (if any) existing in the jurisdiction of incorporation of the relevant Overseas Subsidiary.

                                   SCHEDULE 4

                              DETAILS OF PROPERTIES

1. Lease dated 25th March 1988 between RG Realisations Limited (1) and Cash Bases G.B. Limited (2) in respect of premises at Unit D The Industrial Estate, Newhaven, East Sussex.

2. Lease dated 22nd January 1992 between RG Realisations Limited (1) and Cash Bases G.B. Limited (2) in respect of premises at Unit E The Industrial Estate, Newhaven, East Sussex.

3. Lease dated 16th November 1989 between RG Realisations Limited (1) and Albert Charles Brouner (trading as DIY Window Supplies) (2) in respect of premises at Unit 5 The Willow Estate, Avis Way, Newhaven, East Sussex.

4. Lease dated 3rd November 1989 between RG Realisations Limited (1) and Cash Bases G.B. Limited in respect of premises at Unit 6, Willow Estate, Avis Way, Newhaven, East Sussex.

5. Lease dated 29th November 1989 between RG Realisations (1) and Tonerglow Limited (2) in respect of premises at Unit 7, Willow Estate, Avis Way, Newhaven, East Sussex.

6. Lease dated 26th October 1989 between RG Realisations Limited (1) and Indesit Limited (2) in respect of premises at Unit 8, Willow Estate, Avis Way, Newhaven, East Sussex.

7. Lease dated 1st December 1996 between RG Realisations Limited (1) and Cash Bases G.B. Limited (2) in respect of premises at Unit B, Ranalah Estate, Newhaven, East Sussex.

                                   SCHEDULE 5
                             DEFERRED CONSIDERATION

1. In this schedule, the following expressions shall have the following meanings:

      "PBIT" shall mean the consolidated profit of the Group in relation to the Business for the relevant financial year as shown by its audited accounts in respect of such period (the "Buyer Accounts") but adjusted insofar as necessary:

      1.1.1 so as to exclude:

            (a) any income or receipts of a capital or exceptional (or non-recurring) nature;

            (b) any receipts or payments in respect of group relief or advance corporation tax;

            (c) any payment in respect of or provision for corporation tax (including advance corporation tax) (or other tax equivalent to corporation tax in the case of any overseas company) and any other tax (whether of the United Kingdom or otherwise) which may be imposed on or by reference to profits, gains, income or distributions;

            (d) the effect of any material variation in the accounting bases and principles adopted in preparing the Buyer Accounts from the bases and principles used in the preparation of the Accounts;

            (e) all and any interest paid by the Buyer or any of its subsidiaries in relation to bank debt, the Vendor Loan Notes, the Investor Loan Notes, leasing/hire purchase arrangements or in relation to any similar items or other borrowing;

            (f) any payment in respect of or provision for payment of dividends or other distributions;

            (g) any expenditure or losses of a capital or exceptional (or non-recurring) nature including, without limitation, the costs and expenses of the Buyer in connection with:

                  (i) the purchase of the Company, the preparation and completion of the subscription and shareholders agreement between inter alia, the Management Team and Lloyds Development Capital Limited (the "Shareholders Agreement") and the borrowing by the Company of monies for the purpose of the purchase of the Company and funding the working capital requirements of the Company;

                  (ii) the purchase by any member of the Group, following Completion, of any other company or business (or any interest therein) or the entry into by any member of the Group of any joint venture or other similar arrangements.

            (h) any remuneration (including directors' fees but excluding bonuses) of the directors of the Group in office immediately following Completion (but excluding any representative of LDCL appointed from time to time) and any non-executive chairman of the Company appointed from time to time in excess of(pounds)213,000 in respect of the financial year ending 31 December 1998 and(pounds)225,000 in respect of the financial year ending 31 December 1999;

            (i) any bonuses paid to the Management Team of the Group in excess of the bonuses to which they are entitled pursuant to their respective service agreements as at the date hereof;

            (j) any management charges to any shareholder (or its associates) of the Company other than the monitoring fee/investor director fees to which Lloyds Development Capital Limited are entitled pursuant to the Shareholders Agreement (being the sum of (pounds) 12,500 per annum index linked);

            (k) any profits or losses of any business (or interest therein) or any company acquired by any member of the Group following Completion or arising from the disposal of the whole or any part of any such business (or interest therein) or company or of any joint venture (or interest therein) or similar arrangement or (subject to paragraph 1.1.3 below) of the whole or any substantial part of the Business;

            (l) expenditure or losses incurred in relation to all and any transactions which are not entered into by the Group on an arms-length basis on normal commercial terms in excess of such expenditure and losses which would have been incurred in the event that such transactions had been entered into on an arms-length basis and on normal commercial terms;

            (m) any provision made in the Buyer Accounts in the relevant Year if and to the extent that such provision is in excess of that reasonably required by then existing legislation and/or accounting practice;

            (n) any amount written off against or amortised as a charge to profits in respect of goodwill;

            (o) any Sales Costs (which expression shall be given the same meaning and categorisation as set out in the current management accounts of the Company) in excess of the greater of:

                  (i)   an amount equal to ten per cent of sales; or

                  (ii)  (pounds)972,000;

            (p) the aggregate gross cost to the Group of employment or retention (as appropriate) of model makers and external consultants (to the extent they relate to product development) together with engineering costs (which expression shall be given the same meaning and categorisation as set out in the current management accounts of the Company) in excess of an amount equal to five per cent of sales.

      1.1.2 So as to add back any amount (excluding costs) recovered from the Seller as a consequence of a Relevant Claim or a claim pursuant to clause 13 if and to the extent that the event or circumstances giving rise to such claim gives rise to a reduction in PBIT in (and only in) the relevant Year provided further that if any such recovery is made following determination of the Buyer Accounts in respect of the relevant Year, then the Buyer shall account to the Seller if and to the extent that the foregoing add back provision would have led to an increased Deferred Consideration payment hereunder had such amount been recovered prior to the relevant date;

      1.1.3 So as to take into account, on a sale of the whole or a substantial part of the Business during Year 1 or Year 2, the PBIT which would otherwise have been earned or realised by the Group were it not for such disposal or part disposal (as appropriate).

            together with such other adjustments as the parties may agree or as the auditors of the Company may consider appropriate.

            "Year 1" means the financial year of the Buyer from 1st January 1998 to 31st December 1998

            "Year 2" means the financial year of the Buyer from 1st January 1999 to 31st December 1999

            "Year" means Year 1 and/or Year 2 (as appropriate)

            "Year 1 PBIT" means PBIT in respect of Year 1

            "Year 2 PBIT" means PBIT in respect of Year 2

            "Cumulative PBIT" means the cumulative level of Year 1 PBIT and Year 2 PBIT (which shall, for the avoidance of doubt, take account of any pre-tax loss of the Group in relation (only) to the Business in Year 1 or Year 2 if applicable)

            "Group" means the Buyer and its subsidiaries as at the time immediately following Completion

            "Business" means the business as carried on by the Group immediately following Completion

2. The Buyer hereby undertakes to the Seller that from the date hereof until 31 December 1999;

      2.1.1 the Business shall be conducted in good faith and that no member of the Group will take any action which is calculated or intended artificially to diminish the amount of Deferred Consideration;

      2.1.2 its accounting reference date shall not be changed from 31 December without the prior consent of the Seller;

3. The maximum Deferred Consideration payable in respect of the sale of the Shares shall be the sum of US$750,000 (seven hundred and fifty thousand US dollars), and the amount of the Deferred Consideration payable hereunder shall be calculated in accordance with the tables set out below at paragraphs 4 and 5 respectively by reference to the level of Year 1 PBIT and Cumulative PBIT respectively.

4. Without prejudice to the provisions of clause 5 and schedule 6 of this agreement, as regards Year 1, the amount (if any) of Deferred Consideration payable by the Buyer to the Seller shall be that amount in column (2) that appears opposite the relevant level of Year 1 PBIT in column (1) in accordance with the table below:

            (1)                                            (2)
            Amount of Year 1 PBIT                          Deferred Consideration Payable
            ---------------------                          ------------------------------

            less than (pounds)900,000                      Nil

            between (pounds)900,000 and(pounds)1,000,000   the sum of US$2.50 (two US dollars
                                                           and fifty cents) for each (pounds)1
                                                           of Year 1 PBIT in excess of (pounds)900,000

            more than (pounds)1,000,000                    US$250,000 (two hundred and fifty thousand
                                                           US dollars)

            PROVIDED ALWAYS THAT in no circumstances shall the Deferred Consideration payable in respect of Year 1 PBIT exceed the sum of US$250,000 (two hundred and fifty thousand US dollars).

5. Without prejudice to the provisions of clause 5 and schedule 6 of this agreement, as regards Year 2, the amount of Deferred Consideration (if any) payable by the Buyer to the Seller shall be that amount, (but subject always to the proviso set out below), in column (2) opposite the relevant level of Cumulative PBIT in column (1) in accordance with the table set out below:

            (1)                                            (2)
            Amount of Cumulative PBIT                      Deferred Consideration Payable
            -------------------------                      ------------------------------

            less than (pounds)1,800,000                    Nil

            between (pounds)1,800,000 and                  the sum of US$1.875 (one US dollar and 87.5 cents)
            (pounds)2,200,000                              for each(pounds)1 of Cumulative PBIT in excess
                                                           of(pounds)1,800,000

            more than(pounds)2,200,000                     US$750,000 (seven hundred and fifty thousand US dollars)

            LESS an amount equal to the amount (if any) paid pursuant to paragraph 4 above.

6.    The Buyer shall use all reasonable endeavours to procure that:
      (a) The Buyer Accounts in respect of Year 1 and Year 2 are prepared to audit standard by not later than 15th April following the end of the relevant year and are audited not later than the following 31st April;

      (b) The Buyer shall procure that the Buyer's auditors shall prepare and deliver to the Seller and the Buyer, within 14 days following the date on which the audit report relating to the Buyer Accounts is signed by the Buyer's auditors in respect of the relevant Year, a copy of the said Buyer Accounts together with a copy of a calculation showing PBIT for the relevant Year and the amount (if any) of Deferred Consideration payable pursuant to this schedule as a consequence (the "Certificate") and shall promptly provide to the Seller such information relating to the relevant Buyer Accounts and the Certificate as the Seller's accountants shall reasonably require (provided that the Buyer shall be entitled to exclude any confidential information which the Buyer reasonably considers could be used by the Seller or any of its associates for the purpose of assisting it to carry on its or their own business or businesses from time to time).

      (c) The Certificate delivered pursuant to paragraph 6(b) above shall be binding on the Seller and the Buyer unless within 28 days of the delivery of the same by the Buyer's auditors, either the Buyer or the Seller shall notify the other in writing of its or their disagreement with the same.

      (d) In the event that notice is served pursuant to paragraph 6(c) above the Buyer and the Seller shall attempt to resolve the dispute, but in default of agreement as to the amount of PBIT in respect of the relevant Year within 60 days of such notice being delivered the dispute shall be determined by an independent firm of chartered accountants to be appointed jointly by the Buyer and the Seller or, in default of agreement, appointed (on the application of either of the Buyer or the Seller) by the President for the time being of the Institute of Chartered Accountants in England and Wales. Such independent firm of chartered accountants shall act as an expert and not as an arbitrator and its decision shall be final and binding on the Buyer and the Seller. The costs of such expert shall be borne equally between the Buyer and the Seller or in such other proportions as such expert shall determine.

      (e) the Buyer and the Seller shall each use all reasonable endeavours to assist such expert in reaching his decision as soon as practicable and shall provide such expert with all information as such expert may reasonably require.

7. Any amount of Deferred Consideration becoming payable pursuant to paragraph 4 and/or 5 above shall be paid by the Buyer to the Seller within 14 days of the date on which the amount of the Deferred Consideration relating to Year 1 PBIT or Cumulative PBIT (as the case may be) is agreed or finally determined in accordance with paragraph 6 above.

8. The Buyer shall deliver to the Seller monthly (cumulative) unaudited profit and loss accounts, balance sheet and cashflow figures in relation to the Business for the period from the date hereof to 31 December 1999, the first such management accounts to relate to the period from the date hereof to 30 [June] 1997.

9. In the event that, prior to the end of Year 2, there is a Sale or Listing of the Buyer, the Company or any holding company of the Buyer from time to time, or a Business Sale and, as a consequence, Lloyds Development Capital Limited or its associates (in the case of a Sale or Listing of the Buyer, the Company or any holding company of the Buyer from time to time) receives an amount or (in the event of a Business Sale or sale of the Company) receives or would be lawfully able to receive on a voluntary liquidation of the Company (and after allowing (without limitation) for the redemption of all redeemable preference shares then in issue and the payment of all other liabilities as at such date) an amount (whether by way of dividend or otherwise) equal to the aggregate of:

      9.1.1 the cost of investment (in whatsoever form) made by LDCL and/or its associates in the Buyer; and

      9.1.2 any accrued but unpaid dividends payable in respect of any shares owned in the capital of the Buyer by LDCL and/or its associates or any accrued but unpaid interest payable in respect of the Investor Loan Notes then, immediately prior to or on completion of such Sale, Business Sale or Listing (as appropriate) the Buyer shall pay or procure payment to the Seller, by way of telegraphic transfer to the Seller's Solicitors, of the sum of $750,000 less any Deferred Consideration which shall have been previously paid or which

      (but for clause 5 or schedule 6) would have been paid to the Seller in accordance with the provisions of this Schedule.

      For the purpose of this clause 9, the following terms shall have the following meanings:

      "Business Sale"          the sale by Cash Bases GB Limited of the whole or substantially the whole of the business from time to time carried out by it and its subsidiaries

      "Listing"                the admission of all or any of the equity share capital of the relevant company to the Official List of the London Stock Exchange
                               Limited or to trading on the Alternative Investment Market or on any other Recognised Investment Exchange (as defined in Section 207 of the Financial Services Act 1986)

      "Sale"                   the acquisition of any equity share capital of the relevant company as a result of which any person(s) (other than any member or members of the Management Team (as such term is defined in the Sale
                               Agreement)) together with any persons connected or acting in concerted with them become the beneficial owners of in excess of 50%
                               of the equity share capital of the relevant company;

      "equity share capital"   shall have the meaning ascribed to it by section 744 of the
                               Companies Act 1985;

      "connected persons"      or shall have the meanings ascribed
      "connected with"         thereto by Section 839 of the Income and Corporation Taxes Act 1988

      "acting in concert"      shall have the meaning ascribed to it by the City Code on Takeovers and Mergers in force as at the date hereof

      "associate"              shall, in the case of LDCL, be deemed to include reference to
                               Henderson Unquoted Growth Equities Fund II

10.   The provisions of this schedule shall be read subject to clause 5 and schedule 6.

                                   SCHEDULE 6

                                 Escrow Account

1.

      (a) In the event that on a date (the "Payment Date") upon which an amount of Deferred Consideration is due and payable by the Buyer to the Seller or the Vendor Loan Notes are to be repaid, a Relevant Claim or Relevant Claims have been made against the Seller by the Buyer in respect of which there has not yet been any Settled Liability agreed or determined then unless the parties have agreed an estimate of the likely maximum quantum of all such Relevant Claims, the amount of Deferred Consideration or of the Vendor Loan Notes which would otherwise have been paid or repaid to the Seller shall instead be paid by the Buyer into a joint deposit account designated "Cash Bases Retention Account" opened in the joint names of the Buyer's Solicitors and the Seller's Solicitors (the "Escrow Account") and the Buyer's Solicitors and the Seller's solicitors shall be instructed by the Buyer and the Seller to operate the Escrow Account in the manner set out in paragraph 3 below; and

      (b) the parties shall use their respective reasonable endeavours in good faith promptly to agree the maximum likely quantum (the "estimated liability") of such Relevant Claim or Relevant Claims and in default of agreement in respect thereof within 28 days of the Payment Date, the estimated liability of any Relevant Claims which shall not have been agreed by the parties shall be referred for determination by a barrister (or barristers) of not less than 5 years call practising in areas relevant to the subject matter of the Relevant Claim or Relevant Claims, such barrister(s) to be appointed by the parties hereto or in default of agreement by the President for the time being of the Law Society. Such barrister(s) shall act as experts and not as arbitrators and their decision shall be final and binding upon the parties. The cost of such barrister(s) shall be borne equally between the parties or in such other manner as such barrister(s) shall determine; and

      (c) upon the estimated liability of all such Relevant Claims having been agreed or determined in the manner set out above and if the aggregate of such estimated liability is less than the amount of principal monies in the Escrow Account, the difference between the principal monies in the Escrow Account and such aggregate estimated liability shall be paid to the Seller together with all interest (less bank charges) which shall have accrued thereon.

2. If on a Payment Date an estimated liability has been agreed in respect of which a Settled Liability shall not have been agreed or determined, then the provisions of paragraph 1(a) above shall apply save that unless the amount of the aggregate estimated liability is the same or exceeds the aggregate amount of the principal monies which would otherwise have been paid to the Seller by way of payment of Deferred Consideration or repayment of Vendor Loan Notes, the Buyer shall pay into the Escrow Account the amount of the aggregate estimated liability and the balance shall be paid by the Buyer to the Seller in accordance with the provisions of this Agreement

3. In addition to the operation of the Escrow Account in the manner set out in paragraph 1(c) above, the Escrow Account shall be operated in the following manner:

      (a) the interest on the monies standing to the credit of the Escrow Account from time to time shall be credited to the Escrow Account and any payment of principal out of the Escrow Account shall carry the interest (net of any tax deductible by law) earned on that principal sum in the Escrow Account to the date of payment; and

      (b) in the event of a Settled Liability being agreed or determined in respect of a Relevant Claim or Relevant Claims, there shall as soon as practicable be released from the Escrow Account to the Buyer from the principal sum then standing to the credit of the Escrow Account an amount equal to such Settled Liability and the balance of the principal sum then standing to the credit of the Escrow Account (if any) less the aggregate of the estimated liability of all or any other Relevant Claim(s) in respect of which there shall have been no Settled Liability shall be released to the Seller

4. Once all the monies in the Escrow Account have been released as aforesaid the Escrow Account shall be closed.

5. The payment of any sum to the Buyer out of the Escrow Account in or towards the satisfaction of any Relevant Claim shall not in any way prejudice or affect the rights or remedies of the Buyer to recover any amount due from the Sellers pursuant to a Relevant Claim to the extent not satisfied in full by the payment made out of the Escrow Account.

6. Each of the Buyer and the Seller undertakes with each other that during such time as the monies remain in the Escrow Account each of them will deal with all Relevant Claims and all matters relating thereto (including without limitation any appeal) in a timely fashion.

7. In the event that upon a Payment Date there are any Relevent Claims in respect of which a Settled Liability has not been agreed or determined, the Buyer and the Seller shall on that date execute irrevocable written instructions to the Buyer's Solicitors and the Seller's Solicitors respectively in the form of the draft letter annexed hereto to the intent that any monies placed in the Escrow Account are dealt with in accordance with this schedule

Signed by                             )
a duly authorised director on        )
behalf of TRIDEX CORPORATION         )
in the presence of:                  )


Signed by                            )
a duly authorised director on        )
behalf of CASH BASES GROUP LIMITED   )
in the presence of:                  )